Exhibit 3.1

Private & Confidential

THE COMPANIES ACT 2006

COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of

UNITED MEDICINES BIOPHARMA LIMITED

(Company No. 12973576)

(Adopted by a special resolution passed on 28 January 2021)

i

41.	Lock up	54
42.	IPO	55
43.	Provisions applicable to Shares held by Applicable Persons	56
44.	PFIC Covenant	58

ii

THE COMPANIES ACT 2006

COMPANY LIMITED BY SHARES

NEW

ARTICLES OF ASSOCIATION

of

UNITED MEDICINES BIOPHARMA LIMITED

(Adopted by a special resolution passed on 28 January 2021)

1.	INTRODUCTION

1.1

The model articles for private companies limited by shares contained or incorporated in Schedule 1 to the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended and/or superseded prior to the Date of Adoption (the “Model Articles”) shall apply to the Company, save insofar as they are expressly or implicitly varied or excluded by, or are inconsistent with, the following Articles.

1.2

In these Articles and the Model Articles any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, re-enactment and extension thereof for the time being in force.

1.3	In these Articles:

(a)	article headings are used for convenience only and shall not affect the construction or interpretation of these Articles;

(b)	words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa;

(c)	Articles 8(2), 9(4), 10(3), 11(2), 13, 14, 16, 17(2), 17(3), 19, 21, 26(5), 27, 28, 29, 30(5) to (7) (inclusive), 36, 44(4), 52 and 53 of the Model Articles shall not apply to the Company; and

(d)

the words and expressions defined in sections 1159, 1161 and 1162 of the Act have the same respective meanings in these Articles, save that a company is to be treated as a member of another company for the purposes of sections 1159(1)(b) and (c) of the Companies Act even if its shares are registered in the name of:

(i)	its nominee or any other person acting on its behalf; or

(ii)	another person by way of security over those shares.

1.4	In these Articles, the term “consultant” includes:

(a)	a person engaged directly by any Group Company to provide services to any of them; and

(b)

a person (an “Indirect Consultant”) employed or engaged by a third party (a “Service Company”) to work in, including but not limited to, the provision of services on behalf of such Service Company to any Group Company, where that Service Company is engaged by any Group Company to provide such services, and the term “consultancy services” shall include services provided by a consultant directly and/or as an Indirect Consultant.

1.5	Where there is reference to A Preferred Shares or Shares in these Articles, this reference shall be treated, where appropriate in the context, on an As Converted Basis.

2.	DEFINITIONS

In these Articles, the following words and expressions shall have the following meanings:

“A Ordinary Shares” means the A ordinary shares of £0.001 each in the capital of the Company from time to time;

“A Preferred Shares” means A preferred shares of £0.001 each in the capital of the Company from time to time;

“Accepting Shareholder” has the meaning set out in Article 21.5;

“Act” means the Companies Act 2006 (as amended and/or superseded from time to time);

“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended and/or superseded from time to time);

“Actions” shall have the meaning set out in Article 6.4;

“Admission Date” means the date upon which an IPO becomes effective;

“Affiliate” means, in relation to a person, any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or any venture capital fund or any other investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management or advisory company with, such person; provided that portfolio investments of any private equity fund or other investment fund shall not be considered Affiliates. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means:

(a)	the direct or indirect ownership of more than fifty per cent (50%) of the stock having the right to vote for directors thereof (or general partnership interests); or

(b)	the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof or direct or cause the direction of the management and policies thereof;

“Allocation Notice” shall have the meaning set out in Article 17.7(a);

“Anti-Dilution Shares” shall have the meaning set out in Article 11.1;

“Applicable Person” shall have the meaning set out in 43.1;

“Applicant” shall have the meaning set out in Article 17.7(a);

“As Converted Basis” means the rights a holder of A Preferred Shares shall be deemed to enjoy had the holder converted their A Preferred Shares into Ordinary Shares in accordance with these Articles;

“Asset Sale” means the disposal (in one transaction or a series of related transactions) by the Company of all or substantially all of its undertakings and assets (which shall include, without limitation, the grant by the Company of an exclusive licence over all or substantially all of the commercially valuable intellectual property of the Company not entered into in the ordinary course of business);

“Associate” in relation to any person means:

(a)

any person who is an associate of that person and the question of whether a person is an associate of another is to be determined in accordance with section 435 of the Insolvency Act 1986 (whether or not an associate as so determined);

(b)	any Member of the same Group; and

(c)	any Member of the same Fund Group;

“Auditors” means the auditors of the Company from time to time;

“Available Profits” means profits available for distribution within the meaning of part 23 of the Act;

“B Ordinary Shares” means the B ordinary shares of £1.50 each in the capital of the Company from time to time;

“Bad Leaver” means, with respect to any Relevant Employee: (a) an Employee who ceases to be an Employee at any time (and does not otherwise continue as an Employee) and is not a Good Leaver; or (b) such other meaning as set out in the Relevant Employee’s Share Restriction Agreement (if any);

“Board” means the board of Directors and any committee of the board as constituted from time to time;

“Bonus Issue” means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves or any consolidation or sub-division or redenomination or any repurchase or redemption of shares or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company in each case other than shares issued as a result of the events set out in Articles 9.5 or 11;

“Budget” has the meaning set out in Annex A;

“Business Day” means a day on which clearing banks are ordinarily open for the transaction of normal banking business in the City of London and New York (other than a Saturday or Sunday);

“call” has the meaning set out in Article 37.1;

“Call Notice” has the meaning set out in Article 37.1;

“Called Shareholders” has the meaning set out in Article 23.1;

“CEO” means any person appointed as the chief executive officer of the Company from time to time;

“CIC Group Companies” means Cambridge Innovation Capital Limited, any company that becomes a Parent Undertaking of Cambridge Innovation Capital Limited and the shareholders of which are, at the time of so becoming, substantially the same as the shareholders in Cambridge Innovation Capital Limited immediately prior to such time, and each of their respective Subsidiary Undertakings from time to time (including Cambridge Innovation Capital (Jersey) Limited);

“CIC Investors” means: (i) the CIC Group Companies; and (ii) any company, partnership, unincorporated association, fund, collective investment undertaking, collective investment scheme or co-investment scheme (however configured) of which a CIC Group Company is the investment manager (or an authorised representative of the investment manager) or operator;

“Civil Partner” means in relation to a Shareholder, a civil partner (as defined in the Civil Partnerships Act 2004) of the Shareholder;

“CoC Offer Period” has the meaning set out in Article 21.3;

“Commencement Date” means, with respect to any Relevant Employee, the date on which the Relevant Employee became an Employee or such other date as may be specified by written notice to the Employee or set out in the Relevant Employee’s Share Restriction Agreement;

“Company” means United Medicines Biopharma Limited (company no. 12973576);

“Company’s Lien” has the meaning set out in Article 36.1;

“Competitor” means any person who is engaged (directly or indirectly, on its own or through third parties) in a business that is directly competing with the business of the Group Companies; provided that any Institutional Investor shall not be considered a Competitor (even if one or more of their investee companies is engaged in the same activities as any of the Group Companies);

“Completion” has the meaning given to it in the Subscription Agreement;

“Connected” has the meaning given in Section 1122 of the CTA 2010 (and for the avoidance of doubt, each Medicxi Shareholder shall be deemed Connected to each other Medicxi Shareholder);

“Continuing Shareholder” has the meaning set out in Article 17.6(a);

“Controlling Interest” means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the CTA 2010;

“Conversion Date” has the meaning set out in Article 9.1;

“Conversion Ratio” means the conversion rate of one A Preferred Share into one Ordinary Share, subject to adjustment in accordance with Article 9.7;

“CTA 2010” means the Corporation Tax Act 2010;

“Date of Adoption” means the date on which these Articles were adopted;

“Deferred Shares” means deferred shares of £0.001 each in the capital of the Company from time to time;

“Director(s)” means a director or directors of the Company from time to time;

“Drag Along Notice” has the meaning set out in Article 22.2;

“Drag Along Option” has the meaning set out in Article 23.1;

“Drag Purchaser” has the meaning set out in Article 23.1;

“electronic address” has the same meaning as in section 333 of the Act;

“electronic form” and “electronic means” have the same meaning as in section 1168 of the Act;

“Eligible Director” means a Director who would be entitled to vote on a matter had it been proposed as a resolution at a meeting of the Directors;

“Employee” means an individual who is employed by, or who directly or indirectly provides consultancy services to, the Company or any Group Company;

“Employee Shareholder” means the person in whose name any Employee Shares are registered;

“Employee Shares” means, in relation to a Relevant Employee: (a) any Ordinary Shares held by such Relevant Employee or any of his Permitted Transferees that have been issued pursuant to any Incentivisation Plan (other than Ordinary Shares that an Employee holds as a result of exercising option(s) granted under any Incentivisation Plan); or (b) any Ordinary Shares that are the subject of a Share Restriction Agreement;

“Encumbrance” means any mortgage, charge, security, interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including without limitation any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Equity Securities” has the meaning given in sections 560(1) to 560(3) inclusive of the Act;

“Equity Shares” means the Shares other than the Deferred Shares;

“Excess Securities” has the meaning set out in Article 14.2(b);

“Exercising Investor” has the meaning set out in Article 11.1;

“Exit” means a Share Sale, an Asset Sale or an IPO;

“Expert Valuer” has the meaning set out in Article 18.1;

“Fair Value” has the meaning set out in Article 18.3;

“Family Trust” means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the individual member and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

“Financial Year” has the meaning given in section 390 of the Act;

“First Offer Notice” has the meaning set out in Article 20.3;

“Fractional Holders” has the meaning set out in Article 3.3;

“Fully Diluted Share Capital” means the aggregate at the time of (in each case on an As Converted Basis): (a) the issued share capital of the Company; and (b) all shares capable of being issued by the Company pursuant to any outstanding rights to subscribe for, or convert any security into, shares as if all those outstanding rights had been exercised in full (including all Shares capable of being issued by the Company in respect of unallocated and/or unvested options pursuant to its Incentivisation Plan(s));

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities;

“Good Leaver” means, with respect to any Relevant Employee: (a) a person who ceases to be an Employee at any time (and does not otherwise continue as an Employee): (i) due to death, mental or physical permanent incapacity, wrongful dismissal, voluntary retirement at legal age; or (ii) whom the Board in its absolute discretion with Investor Majority Consent and Medicxi Consent designates as a “Good Leaver” in respect of all or some of the Employee Shareholder’s Employee Shares; or (b) such other meaning as set out in the Relevant Employee’s Share Restriction Agreement (if any);

“Group” means the Company and its Subsidiary Undertaking(s) (if any) from time to time, and “Group Company” shall be construed accordingly;

“hard copy form” has the same meaning as in section 1168 of the Act;

“Holding Company” means a newly formed holding company, pursuant to which the membership, pro rata shareholdings and classes of shares comprised in such holding company match those of the Company immediately prior to the transfer of the issued share capital of the Company to such holding company;

“Incentivisation Plan(s)” means the share option plan(s) or share purchase plan(s) of the Company established prior to the Date of Adoption and any other share option plan(s) or share purchase plan(s) approved and designated as an “Incentivisation Plan” by the Board (with Investor Majority Consent) from time to time;

“Independent Directors” means the Directors appointed by the Board in accordance with Article 28.1(d) (if any);

“Institutional Investor” means a fund, partnership, body corporate, trust or other person or entity whose principal business is to make investments or a person whose business is to make, manage or advise upon investments for any of the foregoing (including, without limitation, private equity and infrastructure funds, pension funds, sovereign wealth funds and insurance companies);

“Investor” means each of the Medicxi Shareholders (for so long as at least one Medicxi Shareholder holds A Preferred Shares) and the holders A Preferred Shares from time to time;

“Investor Director Consent” means the consent of a majority of the Board (including at least one (1) Investor Director) given either:

(a)	at a meeting of the Board, which consent, if and when given, should be minuted; or

(b)	in writing;

“Investor Directors” means the Directors appointed by the Investors in accordance with Article 28.1(a) (if any);

“Investor Majority” means the holders of a simple majority of the A Preferred Shares from time to time which must include the Lead Investor;

“Investor Majority Consent” means the prior written consent of the Investor Majority;

“IPO” means the admission of (or in the case of admission to NASDAQ, the closing of the initial public offering of) all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) to trading on NASDAQ or to listing on the Official List of the Financial Conduct Authority or to trading on the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

“IPO Vesting Agreement” has the meaning set out in Article 10.4(a);

“Issue Price” means the price at which the relevant Share is issued or deemed to be issued, including any premium, as adjusted for any Bonus Issue, which in respect of the A Preferred Shares issued on or around the Date of Adoption shall be $5.499999780 per A Preferred Share (other than the Loan Shares (as defined in the Subscription Agreement) which shall have an issue price equal to $4.399999824), as adjusted in accordance with Articles 11.4 and 11.5;

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003;

“Lead Investor” means General Atlantic UM B.V. and its Permitted Transferees and Affiliates;

“Lien Enforcement Notice” has the meaning set out in Article 36.3(a);

“Major Shareholders” means any Investor (together with its Permitted Transferees and Affiliates) who holds at least five per cent (5%) of the A Preferred Shares (save that each Medicxi Shareholder shall be a Major Shareholder for so long as the Medicxi Shareholders (together with each of their Permitted Transferees and Affiliates) hold at least five per cent (5%) of the issued share capital of the Company (disregarding any Deferred Shares and any Restricted Shares);

“Medicxi Consent” means, for so long as Medicxi Shareholders hold at least twenty per cent (20%) of the Fully Diluted Share Capital, the prior written consent of the Medicxi Shareholders;

“Medicxi Directors” means each of the Directors appointed by the Medicxi Shareholders in accordance with Article 28.1(b) (if any);

“Medicxi Shareholders” means each of Index Ventures Life VI (Jersey), L.P., Yucca (Jersey) SLP, Medicxi Ventures I LP, Medicxi Co-Invest I LP, Medicxi (MG1) S.à r.l., Medicxi (MV1) S.à r.l., Medicxi Growth I LP, Medicxi Growth Co-Invest I LP, Medicxi Secondary I LP, Medicxi Secondary Co-Invest I LP, together with each of their Permitted Transferees and Affiliates;

“Member of the same Fund Group” means if the Shareholder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager or an entity controlled by a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or is a nominee of that Investment Fund:

(a)

any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by that Fund Manager and any Subsidiary Undertaking of such Investment Fund;

(c)	any Parent Undertaking or Subsidiary Undertaking of that Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of that Fund Manager; or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa;

“Member of the same Group” means as regards any undertaking, a company which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that company or a Subsidiary Undertaking of any such Parent Undertaking;

“Member of the University Group” means:

(a)	the University or any Subsidiary of the University;

(b)	any of the University Seed Funds; and

(c)	any CIC Group Company;

“Month” means the period of time between the same dates in successive calendar months and if there is no such same date, the last day of the calendar month in question;

“NASDAQ” means the NASDAQ National Stock Market of the NASDAQ OMX Group Inc.;

“New Securities” means any shares or other securities convertible into, or carrying the right to subscribe for, those shares issued by the Company after the Date of Adoption (other than shares or securities issued as a result of the events set out in Article 14.7);

“Offer” has the meaning set out in Article 21.2;

“Offer Period” has the meaning set out in Article 17.6(a);

“Ordinary Shares” means the A Ordinary Shares and the B Ordinary Shares;

“Original Shareholder” has the meaning set out in Article 16.1;

“Permitted Transfer” means a transfer of Shares in accordance with Article 16;

“Permitted Transferee” means:

(a)	in relation to a Shareholder who is an individual, any of his Privileged Relations, Trustees or Qualifying Companies;

(b)	in relation to a Shareholder which is an undertaking (as defined in section 1161(1) of the Act), any Member of the same Group;

(c)	in relation to a Shareholder which is an Investment Fund, any Member of the same Fund Group or any member of the same Group; and

(d)	in relation to the Medicxi Shareholders, any other Medicxi Shareholder or any Permitted Transferee or Affiliate of any Medicxi Shareholder;

(e)	in relation to an Investor:

(i)	any Member of the same Group;

(ii)	any Member of the same Fund Group; or

(iii)	any nominee of that Investor;

(f)	in relation to a Member of the University Group, any other Member of the University Group; and

(g)	in relation to any CIC Investor, to any other CIC Investor;

“Privileged Relation” means, in relation to a Shareholder who is an individual member or deceased or former member, a spouse, Civil Partner, child or grandchild (including step or adopted or illegitimate child and their issue);

“Proceeds of Sale” means the consideration payable (including, without limitation, any deferred and/or contingent consideration and any other consideration which, having regard to the substance of the transaction as a whole, can be reasonably regarded as an addition to the price paid or payable for the Shares being sold, in each case only when such amount becomes payable) whether in cash or otherwise to, in the case of a Share Sale, those Shareholders selling Shares under a Share Sale and, in the case of an Asset Sale, the Company by way of consideration from the relevant purchaser pursuant to the terms of the Asset Sale, in each caseless any fees, costs and expenses payable in respect of such Share Sale as approved by the Board with Investor Majority Consent and Medicxi Consent;

“Proposed Exit” has the meaning set out in Article 6.4;

“Proposed Purchaser” means a proposed purchaser who at the relevant time has made an offer on arm’s length terms;

“Proposed Sale Date” has the meaning set out in Article 21.3;

“Proposed Sale Notice” has the meaning set out in Article 21.3;

“Proposed Seller” means any bona fide person proposing to transfer any shares in the capital of the Company;

“Proposed Transfer” has the meaning set out in Article 21.1;

“Qualified IPO” means a firmly underwritten IPO on the New York Stock Exchange or NASDAQ or other internationally recognised stock exchange in relation to which: (a) is lead managed by one or more internationally recognised investment banks; and (b) the gross aggregate subscription amount in respect of new Ordinary Shares and/or depositary receipts representing such new Ordinary Shares issued at the IPO is greater than $75 million;

“Qualifying Company” means a company in which a Shareholder or Trustee(s) who holds the entire issued share capital and over which that Shareholder or Trustee(s) exercises control (within the meaning of section 1124 of the CTA 2010);

“Qualifying Issue” shall have the meaning set out in Article 11.1;

“Qualifying Person” has the meaning given in section 318(3) of the Act;

“Relevant Employee” means any Employee who is issued Shares pursuant to any Incentivisation Plan (other than Ordinary Shares that an Employee holds as a result of exercising option(s) granted under any Incentivisation Plan) and/or any person who has entered into a Share Restriction Agreement;

“Relevant Interest” has the meaning set out in Article 32.4;

“Restricted Member” has the meaning set out in Article 7.6;

“Restricted Shares” has the meaning set out in Article 7.7;

“ROFO Notice” has the meaning set out in Article 20.2;

“ROFO Period” has the meaning set out in Article 20.3;

“ROFO Purchaser” has the meaning set out in Article 20.3;

“ROFO Shares” has the meaning set out in Article 20.2(a);

“ROFO Seller” has the meaning set out in Article 20.2;

“Sale Shares” has the meaning set out in Article 17.1;

“Seller” has the meaning set out in Article 17.1;

“Share Restriction Agreement” means any agreement entered into between an Employee and the company in respect of any Employee Shares setting out the basis on which the proportion of any Employee Shares which may be converted into Deferred Shares at any time is to be determined;

“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of (regardless of whether such right or obligation is contingent and/or optional)) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will result (or will result upon exercise of such right) in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale the Shareholders and the proportion of shares held by each of them are substantially the same as the Shareholders and their shareholdings in the Company immediately prior to the sale;

“Shareholder” means any holder of any Shares;

“Shareholders’ Agreement” means the shareholders’ agreement dated on or around the Date of Adoption between, amongst others, the Company, the Initial Key Managers and the Initial Investors (each as defined therein), as amended, amended and restated and/or superseded from time to time;

“Shares” means the Ordinary Shares, the A Preferred Shares and the Deferred Shares from time to time;

“Subscription Agreement” means the subscription agreement dated on or around the Date of Adoption between the Company and the Subscribers (as defined therein), as amended, amended and restated and/or superseded from time to time;

“Subsidiary”, “Subsidiary Undertaking” and “Parent Undertaking” have the respective meanings set out in sections 1159 and 1162 of the Act;

“Transfer Notice” means a notice in writing to the Company given or deemed to have been given in accordance with Article 17;

“Transfer Price” has the meaning set out in Article 17.2;

“Trustees” in relation to a Shareholder means the trustee or the trustees of a Family Trust;

“University” means The Chancellor, Masters and Scholars of the University of Cambridge;

“University Seed Funds” means the Cambridge Enterprise Seed Funds, the University of Cambridge Enterprise Fund and those funds established by Cambridge Enterprise Limited or the University from time to time to invest or co-invest in University spin-outs which are managed or operated by Cambridge Enterprise Limited or to which Cambridge Enterprise Limited is appointed representative or investment adviser;

“Unvested” means in respect of a Relevant Employee’s Employee Shares, any Shares that are not Vested Shares; and

“Vested” or “Vested Shares” means in respect of a Relevant Employee’s Employee Shares, either:

(a)

the proportion of a Relevant Employee’s Employee Shares which cease to be capable of being converted into Deferred Shares in accordance with Article 10.1 upon that Relevant Employee ceasing to be an Employee (and does not otherwise continuing as an Employee) by reason of being a Good Leaver; or

(b)

if the Relevant Employee and the Company have entered into a Share Restriction Agreement, the proportion of the Relevant Employee’s Employee Shares shall be calculated in accordance with such Share Restriction Agreement.

3.	SHARE CAPITAL

3.1

In these Articles, unless the context requires otherwise, references to shares of a particular class shall include shares allotted and/or issued after the Date of Adoption and ranking pari passu in all respects (or in all respects except only as to the date from which those shares rank for dividend) with the shares of the relevant class then in issue.

3.2

Except as otherwise provided in these Articles (including, without limitation, as set forth in Articles 5 and 6), the Ordinary Shares and the A Preferred Shares shall rank pari passu in all respects but shall constitute separate classes of shares.

3.3

If any Shareholder becomes entitled to fractions of an Ordinary Share as a result of conversion (the “Fractional Holders”), the Board may (in its absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Board may:

(a)

aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders. For the purposes of completing any such sale of fractions, the chairman of the Company or, failing him, the secretary will be deemed to have been appointed the Fractional Holder’s agent for the purpose of the sale; or

(b)	ignore their fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder.

3.4	The words “and the directors may determine the terms, conditions and manner of redemption of any such shares” shall be deleted from article 22(2) of the Model Articles.

3.5	Subject to Investor Majority Consent and the Act, the Company may purchase its own Shares to the extent permitted by section 692(1ZA) of the Act.

3.6	Paragraph (c) of article 24(2) of the Model Articles shall be amended by the replacement of the words “that the shares are fully paid; and” with the words “the amount paid up on them; and”.

3.7

In article 25(2) of the Model Articles, the words “payment of a reasonable fee as the directors decide” in paragraph (c) shall be deleted and replaced by the words “payment of the expenses reasonably incurred by the Company in investigating evidence as the directors may determine”.

3.8	The Company shall be entitled to retain any share certificate(s) relating to any Employee Shares while any such Employee Shares remain Unvested.

4.	DIVIDENDS

4.1	In respect of any Financial Year, the Company’s Available Profits will be applied as set out in this Article 4.

4.2

Any Available Profits which the Board may determine, with Investor Majority Consent and Medicxi Consent, to distribute in respect of any Financial Year will be distributed among the holders of the Ordinary Shares and A Preferred Shares (pari passu as if the Ordinary Shares and A Preferred Shares constituted one class of share) pro rata to their respective holdings of Ordinary Shares and A Preferred Shares. The Deferred Shares shall not entitle the holders to receive any dividend or other distribution.

4.3

Subject to the Act and these Articles, the Board may, provided Investor Majority Consent and Medicxi Consent is given, pay interim dividends if justified by the Available Profits in respect of the relevant period.

4.4	Every dividend shall accrue on a daily basis assuming a 365 day year. All dividends are expressed net and shall be paid in cash.

4.5

There shall be deducted from any dividend paid to the holder of any share(s) that is (or are) nil paid or partly paid an amount equal to the aggregate amount outstanding in respect of payment for that (or those) share(s), and the Company shall apply that amount towards payment of the outstanding balance of the price payable on that (or those) share(s).

4.6	A capitalised sum which was appropriated from Available Profits may be applied in or towards paying up any sums unpaid on existing Shares held by the persons entitled to such capitalised sum.

4.7	If:

(a)	a Share is subject to the Company’s Lien; and

(b)	the Board is entitled to issue a Lien Enforcement Notice in respect of it,

it may (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Company’s Lien in question relates or any other Shareholder with whom such Shareholder is Connected), instead of issuing a Lien Enforcement Notice, deduct from any dividend or other sum payable in respect of the Share any sum of money which is payable to the Company by the holder of that Share to the extent that they are entitled to require payment under a Lien Enforcement Notice. Money so deducted shall be used to pay any of the sums payable in respect of that Share and/or used to discharge any other indebtedness owing from the holder of that Share to the Company (as the Board may decide). The Company shall notify the distribution recipient in writing of:

(i)	the fact and sum of any such deduction;

(ii)	any non-payment of a dividend or other sum payable in respect of a Share resulting from any such deduction; and

(iii)	how the money deducted has been applied.

4.8	Article 31(1) of the Model Articles shall be amended by:

(a)

the replacement of the words “either in writing or as the directors may otherwise decide” at the end of paragraphs (a), (b) and (c) of that article 31(1) of the Model Articles with the words “in writing”; and

(b)	the replacement of the words “either in writing or by such other means as the directors decide” from the end of paragraph (d) of that article 31(1) of the Model Articles with the words “in writing”.

4.9

Notwithstanding the right of the Company to distribute Available Profits to Shareholders in accordance with this Article 4, any distribution of Available Profits to Shareholders as a result of an Asset Sale or on a liquidation shall be distributed in accordance with the provisions of Articles 5 to 6 and not this Article 4.

5.	LIQUIDATION PREFERENCE

5.1

On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares) the surplus assets of the Company remaining after the payment of its liabilities shall be distributed (to the extent that the Company is lawfully permitted to do so) as follows:

(a)

first, in paying to each holder of A Preferred Shares, in priority to any other classes of Shares, an amount per A Preferred Share held equal to its Issue Price (provided that if there are insufficient surplus assets to pay the amounts per share equal to the Issue Price, the surplus assets shall be distributed to the holders of A Preferred Shares pro rata to amounts paid up on the A Preferred Shares);

(b)

second, in paying to the holders of the Deferred Shares, if any, a total of £1.00 for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and

(c)	last, the balance of the surplus assets (if any) shall be distributed among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held.

5.2

For the purposes of determining the amount each holder of A Preferred Shares is entitled to receive pursuant to Article 5.1, each such holder shall be deemed to have converted (regardless of whether such holder actually converted) all of its A Preferred Shares into Ordinary Shares immediately prior to the event giving rise to the distribution under Article 5.1(a) if, as a result of an actual conversion, such holder would receive under Article 5.1(c) (as determined in good faith by the Board), an amount greater than the amount that would otherwise be distributed to such holder under Article 5.1(a) and in such circumstances:

(a)

the entitlement of the relevant holder(s) of A Preferred Shares, as calculated in accordance with Article 5.1(a) shall rank pari passu with the entitlements of the holders of Ordinary Shares under Article 5.1(c); and

(b)	the relevant holder(s) of A Preferred Shares shall not be entitled to any distribution under Article 5.1(a).

5.3

In the event that a Share is transferred in accordance with these Articles, in calculating the entitlement of a transferee to receive payment under Article 5.1 (and Article 5.2 if applicable) the transferee shall be:

(a)	entitled to receive any payment to which the original subscriber would have been entitled to receive in respect of that Share under Article 5.1 (and Article 5.2 if applicable); and

(b)	deemed to have received any prior distribution of income or payment of capital made to all previous holders in respect of that Share.

6.	EXIT PROVISIONS

6.1

On a Share Sale the Proceeds of Sale shall be distributed in the order of priority set out in Article 5 and the Board shall not register any transfer of Shares if the Proceeds of Sale are not so distributed save in respect of any Shares not sold in connection with that Share Sale provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

(a)

the Board shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in the order of priority set out in Article 5; and

(b)	the Shareholders shall take any action necessary to ensure that the Proceeds of Sale in their entirety are distributed in the order of priority set out in Article 5.

6.2

In the event that the Proceeds of Sale are distributed on more than one occasion (for any deferred or contingent consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in the order of priority set out in Article 5.

6.3

On an Asset Sale the surplus assets of the Company remaining after the payment of its liabilities shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority set out in Article 5 provided always that if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these Articles, the Shareholders shall take any action necessary (including, but without prejudice to the generality of this Article 6.3, actions that may be necessary to put the Company into voluntary liquidation) so that Article 5 applies.

6.4

In the event of an Exit approved by the Board, an Investor Majority Consent and a Medicxi Consent (the “Proposed Exit”), all Shareholders shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Exit (“Actions”). The Shareholders shall be required to take all Actions with respect to the Proposed Exit as are required by the Board to facilitate the Proposed Exit. If any Shareholder fails to comply with the provisions of this Article, the Company shall be constituted the agent of each defaulting Shareholder for taking the Actions as are necessary to effect the Proposed Exit and the Board (disregarding any votes of Directors nominated by the defaulting Shareholder or any other Shareholder with whom such Shareholder is Connected) may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents and the Company may receive any purchase money due to the defaulting Shareholder in trust for each of the defaulting Shareholders.

7.	VOTES IN GENERAL MEETING AND WRITTEN RESOLUTIONS

7.1

The A Preferred Shares shall confer on each holder of A Preferred Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive and vote on proposed written resolutions of the Company.

7.2

Subject to Article 7.6, the Ordinary Shares shall confer on each holder of Ordinary Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive and vote on proposed written resolutions of the Company.

7.3

The Deferred Shares (if any) shall not entitle the holders of them to receive notice of, to attend, to speak or to vote at any general meeting of the Company nor to receive or vote on, or otherwise constitute an eligible member for the purposes of, proposed written resolutions of the Company.

7.4

Where Shares confer a right to vote, on a show of hands each holder of such shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll each such holder so present shall have one vote for each such qualifying Share held by him.

7.5	No voting rights attached to a share which is nil paid or partly paid may be exercised:

(a)	at any general meeting, at any adjournment of it or at any poll called at or in relation to it; or

(b)	on any proposed written resolution,

unless all of the amounts payable to the Company in respect of that share have been paid.

Suspension of voting rights

7.6

All voting rights attached to Ordinary Shares held by an Employee or by any of their respective Permitted Transferees (the “Restricted Member”), if any, shall at the time that Employee ceases to be an Employee (and does not continue to be an Employee) be suspended unless the Board, the Investor Majority Consent and a Medicxi Consent notify him otherwise.

7.7

Any Ordinary Shares whose voting rights are suspended pursuant to Article 7.6 (the “Restricted Shares”) shall confer on the holders of Restricted Shares the right to receive a notice of and attend all general meetings of the Company but shall have no right to vote either in person or by proxy or to vote on any proposed written resolution. Voting rights suspended pursuant to Article 7.6 shall be automatically restored immediately prior to an IPO. If a Restricted Member transfers any Restricted Shares in accordance with these Articles all voting rights attached to the Restricted Shares so transferred shall upon completion of the transfer (as evidenced by the transferee’s name being entered in the Company’s register of members) automatically be restored.

8.	CONSOLIDATION OF SHARES

8.1

Whenever as a result of a consolidation of Shares any Shareholders would become entitled to fractions of a Share, the Board may, on behalf of those Shareholders, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Shareholders, and the Board may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

8.2

When the Company sub-divides or consolidates all or any of its Shares, the Company may, subject to the Act and to these Articles, by ordinary resolution determine that, as between the Shares resulting from the sub-division or consolidation, any of them may have any preference or advantage or be subject to any restriction as compared with the others.

9.	CONVERSION OF THE A PREFERRED SHARES

9.1

Each holder of A Preferred Shares may at any time convert all, or any part of, its holding of A Preferred Shares into an equivalent number of Ordinary Shares. Such right of conversion shall be effected by notice in writing given to the Company signed by the holder of the relevant A Preferred Shares. A conversion under this Article shall take effect immediately upon the date of delivery of such notice to the Company (the “Conversion Date”).

9.2	All of the A Preferred Shares shall automatically convert into an equivalent number of Ordinary Shares:

(a)	on the date of a notice given by an Investor Majority Consent stating that such a conversion shall occur (which shall be treated as the Conversion Date); or

(b)	immediately upon the occurrence of a Qualified IPO.

9.3

In the case of: (a) Article 9.1, not more than five (5) Business Days after the Conversion Date; or (b) in the case of Article 9.2, at least five (5) Business Days prior to the occurrence of the Qualified IPO, each holder of the relevant A Preferred Shares shall deliver the share certificate(s) (or an indemnity for lost share certificate(s) in a form acceptable to the Board) in respect of the A Preferred Shares being converted to the Company at its registered office for the time being.

9.4

Where conversion is mandatory on the occurrence of a Qualified IPO, that conversion will be effective only immediately prior to and conditional upon such Qualified IPO (and “Conversion Date” shall be construed accordingly) and, if such Qualified IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred.

9.5

On the Conversion Date, the relevant A Preferred Shares shall without further authority than is contained in these Articles stand converted into Ordinary Shares at the Conversion Ratio, and the Ordinary Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued Ordinary Shares. Any Ordinary Shares which are required to be issued to a holder of A Preferred Shares on an IPO in excess of a 1:1 Conversion Ratio shall, to the extent required, be paid up by the automatic capitalisation of any amount standing to the credit of the share premium account or any other available reserve of the Company as determined by the Board and those additional Ordinary Shares shall be issued at par, credited as fully paid.

9.6

The Company shall on the Conversion Date enter the holder of the converted A Preferred Shares on the register of members of the Company as the holder of the appropriate number of Ordinary Shares and, subject to the relevant holder delivering its share certificate(s) (or an indemnity for any lost share certificate(s) in a form acceptable to the Board) in respect of the relevant A Preferred Shares in accordance with this Article, the Company shall within ten (10) Business Days of the Conversion Date forward to such holder of A Preferred Shares by post to his address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid Ordinary Shares (or, in the case of an IPO, such other arrangement as has been agreed with the Company’s registrar). .

9.7

The Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article. If A Preferred Shares remain capable of being converted into new Ordinary Shares and there is a Bonus Issue, the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board is fair and reasonable, to maintain the right to convert so as to ensure that each holder of A Preferred Shares is in no better or worse position as a result of such Bonus Issue, such adjustment to become effective immediately after such Bonus Issue.

9.8

If a doubt or dispute arises concerning an adjustment of the Conversion Ratio in accordance with Article 9.7, or if so requested by an Investor Majority, the Board shall refer the matter to the Auditors (acting as experts and not as arbitrators) for determination who shall make available to all holders of Equity Shares their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

10.	VESTING OF EMPLOYEE SHARES

10.1

Subject to article 10.2, if any Relevant Employee ceases for any reason to be an Employee (and does not otherwise continue as an Employee), the following proportion of the Employee Shares relating to that Relevant Employee shall immediately convert into Deferred Shares (unless the Relevant Employee and the Company (with Investor Majority Consent and Medicxi Consent) have agreed otherwise in a Share Restriction Agreement, in which case the proportion shall be calculated in accordance with such Share Restriction Agreement):

(a)	where the Relevant Employee ceases to be an Employee (and does not otherwise continue as an Employee) by reason of being a Bad Leaver, all of the Employee Shares; and

(b)

where the Relevant Employee ceases to be an Employee (and does not otherwise continue as an Employee) by reason of being a Good Leaver, the proportion of the Employee Shares provided for in the table below:

Effective Termination Date	Proportion
At any time prior to the first anniversary of the Commencement Date	100%
At any time following the first anniversary of the Commencement Date but prior to the fourth anniversary of the same
At any time on or after the fourth anniversary of the Commencement Date	0%

where

“U” means the number of complete Months elapsed since the Commencement Date; and

“Effective Termination Date” means the date on which the Relevant Employee ceases to be an Employee (and does not otherwise continue as an Employee) or, if earlier:

A.	in the case of an individual who is employed by a Group Company, the date on which such individual gives or receives notice terminating his employment or engagement; and

B.

in the case of an individual whose services are made available to a Group Company under the terms of an agreement between a Group Company on the one hand and such individual or any other person on the other hand, the date on which such individual or other person gives or receives notice terminating such agreement, and where Employee Shares have been issued on or otherwise have more than one Commencement Date, this Article 10.1(b) shall be applied separately in respect of Employee Shares which have been issued on or otherwise have the same Commencement Date.

10.2

Unless the Board with Investor Majority Consent and Medicxi Consent determines that this Article 10.2 shall not apply, immediately prior to an Exit, the Relevant Employee’s Employee Shares which are Unvested shall immediately convert into Deferred Shares.

10.3	Unless the Board with Investor Majority Consent and Medicxi Consent determines that this Article 10.3 shall not apply, immediately prior to the completion of an IPO, either:

(a)	the Relevant Employee’s Employee Shares which are Unvested shall immediately convert into Deferred Shares; or

(b)

that Relevant Employee (and any other Employee Shareholder who holds any such Employee Shares) shall have been required to enter into, and shall have entered into, agreement(s) or arrangement(s) as are referred to in Article 10.4, in which case the Employee Shares which are Unvested will cease to be capable of being converted into Deferred Shares in accordance with this Article.

10.4

The Board may, and shall at the request of an Investor Majority and Medicxi Consent, require a Relevant Employee to whom any Employee Shares relate (and/or any other person who holds such Employee Shares), to enter into the following agreement(s) or arrangement(s) on such terms as it may specify:

(a)	in respect of:

(i)	that Relevant Employee’s Employee Shares that are Unvested immediately prior to the completion of the IPO; and

(ii)

the shares representing those Employee Shares referred to in Article 10.4(a)(i) arising out of any reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by Articles 42 and 43), an agreement or arrangement to ensure that such shares are subject to vesting arrangements having a substantially equivalent commercial effect to those to which the Employee Shares would have been subject under these Articles or the relevant Share Restriction Agreement (as applicable) had the IPO not occurred and those provisions continue to apply (an “IPO Vesting Agreement”), and any Employee Shares to which the provisions of an IPO Vesting Agreement apply are referred to as the Relevant Employee’s “IPO Unvested Shares”; and

(b)	in respect of:

(i)	that Relevant Employee’s Employee Shares that are Vested immediately prior to the completion of the IPO; and

(ii)

the shares representing those Employee Shares referred to in Article 10.4(b)(i) arising out of any reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by Articles 42 and 43), a lock up agreement or arrangement on such terms as an Investor Majority may require (provided that it is not materially more onerous than the terms of any lock-up agreement entered into by the members of any such Investor Majority and the Medicxi Consent).

10.5	Without limitation, an IPO Vesting Agreement may provide that:

(a)	interests in IPO Unvested Shares may not without the prior written approval of the Board be transferred or disposed of; and

(b)

if the IPO had not occurred and any of the Employee Shares attributable to any IPO Unvested Shares would (but for the application of Article 10.3) have become Deferred Shares in accordance with this Article 10 or any relevant Share Restriction Agreement (assuming the relevant provisions of these Articles and any applicable Share Restriction Agreement had continued to apply), the relevant Employee Shareholder may be required to transfer those IPO Unvested Shares to such person as the Board may in writing specify (which may include the Company) for such nominal consideration, or no consideration, as the Board may specify.

10.6

The Board may require that all or some of an Employee Shareholder’s IPO Unvested Shares be transferred by the relevant Employee Shareholder to a nominee specified by the Board on such terms as the Board may specify in order to ensure that the Board may enforce the provisions referred to in Articles 10.4 and 10.5.

10.7

If any Employee Shareholder and, if relevant any Relevant Employee, fails, to enter into any agreement(s) or arrangement(s) referred to in Article 10.4, then (unless the Board determines otherwise) immediately prior to completion of the IPO all of the relevant Employee Shareholder’s Employee Shares identified as Unvested and which would otherwise become IPO Unvested Shares shall immediately convert into Deferred Shares in accordance with Article 10.3.

10.8	Any Director of the Company may as agent of an Employee Shareholder:

(a)

enter into and/or execute all such agreement(s) and/or arrangement(s) and/or document(s) on that Employee Shareholder’s behalf as may be reasonable and/or necessary in that Director’s opinion to give effect to all or any provisions of Articles 10.3 to 10.7; and

(b)	do all such other acts, matters or things on that Employee Shareholder’s behalf as the Board may reasonably require in order to give effect to the provisions of Articles 10.3 to 10.7.

10.9

Upon any conversion of Employee Shares into Deferred Shares, the Company shall be entitled to enter the holder of the Deferred Shares on the register of members of the Company as the holder of the appropriate number of Deferred Shares as from the Conversion Date. Upon the date of conversion, the Relevant Employee (and his Permitted Transferee(s)) shall deliver to the Company at its registered office the share certificate(s) (to the extent not already in the possession of the Company) (or an indemnity for lost share certificate in a form acceptable to the Board) for the Shares so converting and upon such delivery there shall be issued to him (or his Permitted Transferee(s)) share certificate(s) for the number of Deferred Shares resulting from the relevant conversion and any remaining Ordinary Shares.

10.10	This Article 10 shall cease to apply on the occurrence of such event as the Board with Investor Majority Consent may specify.

10.11	For the purposes of giving effect to the provisions of this Article 10:

(a)

where, in accordance with this Article, a proportion of an Employee Shareholder’s shares are to be identified as Vested, a proportion are to be identified as Unvested and/or some have converted into Deferred Shares, the Board may determine which particular Employee Shares are to be identified as Vested or Unvested and/or which Employee Shares have been converted into Deferred Shares;

(b)

where, in accordance with this Article, at a particular point in time Employee Shares are to be identified as Vested or have converted into Deferred Shares, if the Board determines that the point at which such matter is to occur needs to occur earlier than provided for in this Article in order to more easily give effect to the relevant Exit and/or IPO, the Board may determine that the relevant matter may occur at a time earlier than that provided for in this Article 10 provided that in making any such determination, no Employee Shareholder suffers a material detriment; and

(c)

where a nominee holds Employee Shares, the Board shall be entitled to direct the nominee as to which Employee Shares it holds are be identified as Vested or Unvested or which have become Deferred Shares, so as to give effect to the purpose of this Article 10.

11.	ANTI-DILUTION PROTECTION

11.1

If New Securities are issued by the Company at a price per New Security which equates to less than the Issue Price for the A Preferred Shares (a “Qualifying Issue”) (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors (acting as experts and not as arbitrators) as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Securities) then the Company shall, unless the Investor Majority and the Medicxi Consent shall have specifically waived the rights of all of the holders of A Preferred Shares, issue to each holder of A Preferred Shares (the “Exercising Investor”) a number of new A Preferred Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole Share), subject to adjustment as certified in accordance with Article 11.3 (the “Anti-Dilution Shares”):

Where:

N=	Number of Anti-Dilution Shares to be issued to the Exercising Investor

WA =

SIP =	Issue Price of the A Preferred Shares (as the case may be)

ESC =	the number of Equity Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) (and where the number of shares subject to convertible securities is not then determinable, the number of shares to be used shall be the number of shares which the Board determines is the best estimate of the number of shares into which the convertible securities will ultimately convert) in each case immediately prior to the Qualifying Issue but excluding any such shares which are comprised in the Qualifying Issue

QISP =	the lowest per share price of the New Securities issued pursuant to the Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Security)

NS =	the number of New Securities issued pursuant to the Qualifying Issue

Z =	the number of A Preferred Shares held by the Exercising Investor prior to the Qualifying Issue.

11.2	The Anti-Dilution Shares shall:

(a)

be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority of the Exercising Investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par (being the par value approved in advance by the Board) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in Article 11.1 so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of Article 11.1 or this Article 11.2, the matter shall be referred (at the cost of the Company) to the Auditors (acting as experts and not as arbitrators) for certification of the number of Anti-Dilution Shares to be issued. The Auditor’s certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and

(b)

subject to the payment of any cash payable pursuant to Article 11.2(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing A Preferred Shares, within five (5) Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 11.2(a).

11.3

In the event of any Bonus Issue, the Issue Price shall also be subject to adjustment on such basis as may be agreed by the Company with the Investor Majority within ten (10) Business Days after any Bonus Issue. If the Company and the Investor Majority cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Auditors shall be borne by the Company.

11.4

In the event of an issue of Anti-Dilution Shares, the Issue Price shall be adjusted on such basis as may be agreed by the Company with the Investor Majority within ten (10) Business Days after that issue so as to ensure that the aggregate Issue Price immediately before that issue is equal to the aggregate Issue Price immediately following that issue plus any par amount which might have been paid for such Anti-Dilution Shares. If the Company and the Investor Majority do not agree that adjustment within the ten (10) Business Day period referred to above, they must refer the matter to:

(a)	the Auditors; or

(b)	if the Auditors decline or are unable to act, an independent firm of accountants jointly appointed by the Company and the Investor Majority,

or if paragraph 10.4(b) above applies and the Company and the Investor Majority do not agree the identity of the independent firm of accountants within five (5) Business Days of the end of the ten (10) Business Day period referred to above, either the Company or the Investor Majority may request the President for the time being of the Institute of Chartered Accountants in England and Wales (or his duly authorised deputy) to nominate an independent firm of accountants for that purpose. As soon as practicable after that nomination, the Company and the Investor Majority must jointly appoint the independent firm so nominated. The Company and the Investor Majority must act reasonably and in good faith to agree with the Auditors or the relevant firm of accounts (as applicable) the detailed terms of reference and the procedures that are to apply in relation to the adjustment of the Issue Price.

11.5	If either the Company or the Investor Majority fails to:

(a)	appoint the Auditors or the relevant firm of accountants; or

(b)	agree the terms of reference and procedures with the Auditors or the relevant firm of accountants,

in accordance with and within the time limits stipulated by Article 10.4, the other party may (acting reasonably), in its sole capacity, make that appointment and agree those terms of reference and procedures on behalf of both parties.

12.	DEFERRED SHARES

12.1

Subject to the Act, any Deferred Shares may be purchased by the Company at any time at its option for the aggregate sum of one penny for all the Deferred Shares registered in the name of any holder(s) without obtaining the consent of the holder(s).

12.2

The allotment or issue of Deferred Shares or the conversion or re-designation of shares into Deferred Shares shall be deemed to confer irrevocable authority on the Company at any time after their allotment, issue, conversion or re-designation, without obtaining the consent of such holder(s), to:

(a)

appoint any person to execute any transfer (or any agreement to transfer) of such Deferred Shares to such person(s) as the Company may determine (as nominee or custodian thereof or otherwise), including (subject to the Act) to the Company itself, in any such case for a price being not more than an aggregate sum of one penny for all the Deferred Shares registered in the name of such holder(s); and/or

(b)	receive the consideration for such a transfer or purchase (and give a good discharge for it) and hold the same on trust for the transferor(s); and/or

(c)	give, on behalf of such holder(s), consent to the cancellation of such Deferred Shares; and/or

(d)	retain the share certificate(s) (if any) in respect of such Deferred Shares pending the transfer, cancellation and/or purchase thereof.

12.3	No Deferred Share may be transferred without the prior consent of the Board.

13.	VARIATION OF RIGHTS

13.1

Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding-up) with the consent in writing of the holders of more than seventy five per cent (75%) in nominal value of the issued shares of that class then entitled to vote, save that the special rights attaching to the A Preferred Shares may only be varied or abrogated with Investor Majority Consent.

13.2	The creation of a new class of shares which has preferential rights to one or more existing classes of shares shall not constitute a variation of the rights of those existing classes of shares.

13.3

The special rights attaching to the Deferred Shares as a class may be varied or abrogated by a special resolution without the requirement for any consent by the holders of the Deferred Shares or any of them.

13.4

For as long as the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall not be varied by anything the Company may do to give effect to any reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by Articles 42 and 43).

13.5	Notwithstanding the provisions of Article 13.4, the provisions of Article 13.4 shall apply with respect to the A Preferred Shares modified as follows:

“those rights shall not be varied by anything the Company may do to give effect to any reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by Articles 42 and 43), unless such reorganisation would:

(a)	result in a new or increased obligation to the Company or to any other Shareholder being imposed on the Shareholders of the relevant class; and/or

(b)	diminish the rights of the Shareholders of the relevant class, save as expressly provided for in these Articles.”

14.	ALLOTMENT OF NEW SHARES OR OTHER SECURITIES: PRE-EMPTION

14.1	Sections 561(1) and 562(1) to 562(5) (inclusive) of the Act do not apply to an allotment of Equity Securities made by the Company.

14.2

Unless otherwise determined by Investor Majority Consent and Medicxi Consent, if the Company proposes to allot any New Securities, those New Securities shall not be allotted to any person unless the Company has in the first instance offered them to all Major Shareholders (the “Subscribers”) on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Equity Shares (as if the Equity Shares constituted one and the same class) held by those holders (as nearly as may be without involving fractions). The offer (the “Subscription Offer”):

(a)

shall be in writing, be open for acceptance from the date of the offer to the date ten (10) Business Days after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities; and

(b)

must require each Subscriber who wishes to subscribe for New Securities to state the number of New Securities for which it wishes to subscribe (which may be a number in excess of the proportion to which that Shareholder is entitled, any New Securities representing that excess being “Excess Securities”).

14.3

At the end of the Subscription Period, the Company shall (subject to payment of the appropriate subscription price) allot and issue to each Shareholder who applied to subscribe for New Securities a number of New Securities equal to the lower of:

(a)	the number of New Securities that Shareholder applied for; and

(b)	the number of New Securities offered to that Shareholder in the Subscription Offer.

14.4

If, following the allotments and issues described in Article 14.3, there remain any New Securities that have not been allotted and issued to Shareholders, the Company shall (subject to payment of the appropriate subscription price) allot and issue those remaining New Securities to those Shareholders who applied for Excess Securities on a basis pro rata to the number of Equity Shares held by those Shareholders immediately before the Subscription Offer was made (as nearly as may be without involving fractions or increasing the number allotted to any Shareholder beyond that applied for by that Shareholder) which process shall be repeated if there continue to be unallocated New Securities and unfulfilled applications for Excess Securities.

14.5

If, following all allotments and issues (if any) described in Articles 14.3 and 14.4, there remain any New Securities that have not been allotted and issued to Shareholders, the Company may offer those New Securities to any other person that the Board may determine at the same price and on the same terms as the offer to the Shareholders.

14.6

Subject to the requirements of Articles 14.2 to 14.5 (inclusive) and to the provisions of section 551 of the Act, any New Securities shall be at the disposal of the Board, who may allot, grant options over or otherwise dispose of them to any persons at those times and generally on the terms and conditions they think proper.

14.7	The provisions of Articles 14.2 to 14.5 (inclusive) shall not apply to:

(a)

options to subscribe for Shares under any Incentivisation Plan(s), the issue of Shares pursuant to the exercise of options granted under any Incentivisation Plan(s) and the issue of any Shares under any Incentivisation Plan(s);

(b)	Shares or options for Shares issued or granted in order for the Company to comply with its obligations under these Articles including, but not limited to the Anti-Dilution Shares;

(c)	Equity Securities issued in consideration of the acquisition by the Company of any company or business which has been approved by an Investor Majority Consent and a Medicxi Consent;

(d)	Shares or options for Shares issued or granted in accordance with the terms of the Subscription Agreement and/or the Shareholders’ Agreement;

(e)	Equity Securities which the Investor Majority and the Medicxi Consent have agreed in writing should be issued without complying with the procedure set out in this Article 14; and

(f)	Equity Securities issued pursuant to an IPO.

14.8

Any New Securities offered under this Article 14 to a Major Shareholder may be accepted in full or part only by an Affiliate of that Major Shareholder, a Member of the same Fund Group as that Major Shareholder or a Member of the same Group as that Major Shareholder in accordance with the terms of this Article 14.

14.9

No Shares shall be allotted to any Employee, Director, prospective Employee or prospective Director of the Company who, in the opinion of the Board, is subject to taxation in the United Kingdom, unless such person has entered into a joint section 431 ITEPA election with the Company if so required by the Company.

15.	TRANSFERS OF SHARES – GENERAL

15.1

In Articles 15 to 22 (inclusive), reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

15.2	No Share may be transferred unless the transfer is made in accordance with these Articles.

15.3

If a Shareholder transfers, or purports to transfer, a Share otherwise than in accordance with these Articles, he or it will, other than with the consent of the Board (disregarding any votes of Directors nominated by the transferring Shareholder or any other Shareholder with whom such Shareholder is Connected), be deemed immediately to have served a Transfer Notice in respect of all Shares held by him or it and the provisions of Article 17 shall apply.

15.4	Any transfer of a Share by way of sale which is required to be made under Articles 17 to 22 (inclusive) will be deemed to include a warranty that the transferor sells with full title guarantee.

15.5	No Shares shall be transferred to a Competitor without the approval of the Board (acting with Investor Majority Consent and Medicxi Consent).

15.6	Notwithstanding any provision in these Articles:

(a)	no Shares held by an Employee shall be transferred without Investor Majority Consent and Medicxi Consent; and

(b)	no Shares shall be transferred without Investor Majority Consent (which must include the consent of the Lead Investor and at least one Medicxi Shareholder) prior to 1 January 2022,

in each case unless such transfer is to a Permitted Transferee in accordance with Article 16.

15.7

The Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) may refuse to register a transfer if:

(a)	it is a transfer of a Share to a bankrupt, a minor or a person of unsound mind;

(b)

the transfer is to an Employee, Director or prospective Employee or prospective Director of the Company, who in the reasonable opinion of the Board is subject to taxation in the United Kingdom, and such person has not entered into a joint section 431 ITEPA election with the Company;

(c)	it is a transfer of a Share which is not fully paid:

(i)

to a person of whom the Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) does not approve; or

(ii)	on which Share the Company has a lien;

(d)

the transfer is not lodged at the registered office or at such other place as the Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) may appoint;

(e)

the transfer is not accompanied by the share certificate for the Shares to which it relates (or a duly executed indemnity for lost share certificate in a form acceptable to the Board) and such other evidence as the Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) may reasonably require to show the right of the transferor to make the transfer;

(f)	the transfer is in favour of more than 4 transferees; or

(g)	these Articles otherwise provide that such transfer shall not be registered.

15.8

If the Board refuses to register a transfer in accordance with Article 15.7, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

15.9

The Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) may, as a condition to the registration of any transfer of shares in the Company (whether pursuant to a Permitted Transfer or otherwise), require the transferee to execute and deliver to the Company a deed agreeing to be bound by the terms of the Shareholders’ Agreement or similar document in force between some or all of the Shareholders and the Company in any form as the Board (disregarding any votes of Directors nominated by the Shareholder who is intending to effect the transfer or any other Shareholder with whom such Shareholder is Connected) may reasonably require (but not so as to oblige the transferee to have any obligations or liabilities greater than those of the proposed transferor under any such agreement or other document) and if any condition is imposed in accordance with this Article 15.9 the transfer may not be registered unless that deed has been executed and delivered to the Company’s registered office by the transferee.

15.10

To enable the Directors to determine whether or not there has been any disposal of shares in the capital of the Company (or any interest in shares in the capital of the Company) in breach of these Articles the Board (disregarding any votes of Directors nominated by the Shareholder to whom the request relates or any other Shareholder with whom such Shareholder is Connected) may require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or any other person who such Board may reasonably believe to have information relevant to that purpose, to provide to the Company such information and evidence as such Board may request regarding any matter which they, acting reasonably, deem relevant to that purpose, including (but not limited to) the names, addresses and interests of all persons respectively having interests in the shares in the capital of the Company from time to time registered in the holder’s name. If the information or evidence is not provided to enable the Board to determine to their reasonable satisfaction that no breach has occurred, or where as a result of the information and evidence the Board (disregarding any votes of Directors nominated by the Shareholder to whom the information request relates or any other Shareholder with whom such Shareholder is Connected) is reasonably satisfied that a breach has occurred, such Board shall immediately notify the holder of such shares in the capital of the Company in writing of that fact and the following shall occur:

(a)

the relevant shares shall cease to confer upon the holder of them (including any proxy appointed by the holder) any rights to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting or on a written resolution of the Company or at any separate meeting or written resolution of the class in question) provided that, at the election of the relevant Shareholder, such rights shall not cease if as a result of such cessation the Company shall become a Subsidiary of a Shareholder; or

(b)	payment of all dividends or other distributions otherwise attaching to the relevant shares or to any further shares issued in respect of those shares shall be withheld; and

(c)

the holder may be required at any time following receipt of the notice to transfer some or all of its Shares to any person(s) at the price that such Board may require by notice in writing to that holder.

15.11	The rights referred to in Articles 15.10(a) and 15.10(b) above may be reinstated by the Board and shall in any event be reinstated upon the completion of any transfer referred to in 15.10(c) above.

15.12

In any case where the Board is entitled to and requires a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within a period of ten (10) Business Days of demand being made, a Transfer Notice shall be deemed to have been given at the expiration of that period.

15.13	If a Transfer Notice is required to be given or is deemed to have been given under these Articles, the procedure set out in Article 17 shall apply.

15.14	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Board, which is executed by or on behalf of:

(a)	the transferor; and

(b)	(if any of the shares is partly or nil paid) the transferee.

15.15	For the avoidance of doubt, a transfer made to a Permitted Transferee in accordance Article 16 shall not be subject to:

(a)	any consent requirement other than the requirement that the Board register the transfer;

(b)	the pre-emption rights contained in Article 17; or

(c)	the right of first offer procedure contained in Article 20.

16.	PERMITTED TRANSFERS

16.1	Any Shareholder (who is not a Permitted Transferee) (the “Original Shareholder”) may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

16.2

Shares previously transferred as permitted by Article 16.1 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

16.3

Where under the provision of a deceased Shareholder’s will or laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees, in each case without restriction as to price or otherwise.

16.4

If a transferee who was a Permitted Transferee of the Original Shareholder ceases to be a Permitted Transferee of the Original Shareholder, the transferee must as soon as reasonably practicable after the date on which it so ceases and in any case not later than five (5) Business Days after the date on which it so ceases, transfer the Shares held by it to the Original Shareholder or a Permitted Transferee of the Original Shareholder, without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares on the first Business Day after the expiry of that five (5) Business Day period.

16.5	Intentionally left blank.

16.6	Trustees may:

(a)	transfer Shares to a Qualifying Company;

(b)	transfer Shares to the Original Shareholder or to another Permitted Transferee of the Original Shareholder; or

(c)	transfer Shares to the new or remaining trustees upon a change of Trustees without restrictions as to price or otherwise.

16.7	No transfer of Shares may be made to Trustees unless the Board is satisfied:

(a)	with the terms of the trust instrument and in particular with the powers of the trustees;

(b)	with the identity of the proposed trustees;

(c)	that the proposed transfer will not result in fifty per cent (50%) or more of the aggregate of the Company’s equity share capital being held by trustees of that and any other trusts; and

(d)	that no costs incurred in connection with the setting up or administration of the Family Trust in question are to be paid by the Company.

16.8	Intentionally left blank.

16.9

On the death (subject to Article 16.3), bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five (5) Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver (as applicable) execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder who or that is not bankrupt or in liquidation. If the transfer is not executed and delivered within five (5) Business Days of such period or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver (as applicable) will be deemed to have given a Transfer Notice on the first Business Day after the expiry of that five (5) Business Day period.

16.10

A transfer of any Shares approved by the Board and the Investor Majority may be made without restriction as to price or otherwise and with any such conditions as may be imposed and each such transfer shall be registered by the Board.

16.11	Any Shares may at any time be transferred where there is a sale of the entire issued share capital of the Company to a Holding Company and that sale has been approved by the Board.

17.	TRANSFER NOTICES

17.1

A Shareholder who is required to give or is deemed to have been given a Transfer Notice under these Articles (the “Seller”) shall offer all Shares it holds (the “Sale Shares”) to the Major Shareholders following the procedure set forth in this Article 17.

17.2

The Transfer Notice delivered or deemed to have been delivered to the Company shall specify, or be deemed to specify that the price per Sale Share (the “Transfer Price”) will be as agreed between the Board (the votes of any Director who has been nominated by a Shareholder who is a Seller or any other Shareholder with whom the Seller is Connected being disregarded) and the Seller and if the price is not specified in cash, an equivalent cash value price must be agreed between the Seller and the Board (the votes of any Director who has been nominated by a Shareholder who is a Seller or any other Shareholder with whom the Seller is Connected being disregarded), or, in each case failing agreement within five (5) Business Days after the date on which the Board becomes aware that a Transfer Notice has been deemed to have been given, will be the Fair Value of the Shares.

17.3	Except with the consent of the Board or as otherwise specified in these Articles, no Transfer Notice once given or deemed to have been given under these Articles may be withdrawn.

17.4	A Transfer Notice constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

17.5	As soon as practicable following the later of:

(a)	receipt of a Transfer Notice; and

(b)	in the case where the Transfer Price has not been agreed, the determination of the Transfer Price under Article 18,

the Board shall offer the Sale Shares for sale to the Major Shareholders (other than the Seller) in the manner set out in Article 17.6. Each offer must be in writing and give details of the number and Transfer Price of the Sale Shares offered.

17.6	Transfers: Offer

(a)

The Board shall offer the Sale Shares to the Major Shareholders (other than the Seller) (the “Continuing Shareholders”) inviting them to apply in writing within the period from the date of the offer to the date fifteen (15) Business Days after the date of the offer (inclusive) (the “Offer Period”) for the maximum number of the Sale Shares they wish to buy.

(b)

If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall provisionally allocate the Sale Shares to each Continuing Shareholder who has applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of Equity Shares bears to the total number of Equity Shares held by those Continuing Shareholders who have applied during the Offer Period for Sale Shares which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Continuing Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

(c)

If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall provisionally allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with Article 17.7(d).

17.7	Completion of transfer of Sale Shares

(a)

The Board shall, when no further offers are required to be made under Article 17.6, give written notice of allocation (an “Allocation Notice”) to the Seller and each Continuing Shareholder to whom Sale Shares have been provisionally allocated (an “Applicant”) specifying the number of Sale Shares provisionally allocated to each Applicant and the place and time (being not less than ten (10) Business Days nor more than fifteen (15) Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

(b)	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

(c)	If the Seller fails to comply with the provisions of Article 17.7(b):

(i)	the chairman of the Company or, failing him, one of the Directors, or some other person nominated by a resolution of the Board, may as agent for and on behalf of the Seller:

(A)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(B)	receive the Transfer Price and give a good discharge for it; and

(C)	(subject to the transfer being duly stamped) enter the Applicants in the register of Shareholders as the holders of the Sale Shares purchased by them; and

(ii)

the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until he has delivered to the Company his share certificate(s) for the relevant Sale Shares (or an indemnity for any lost share certificate(s) in a form acceptable to the Board).

(d)

If an Allocation Notice does not relate to all the Sale Shares, the Seller may hold on to the unallocated Sale Shares or, subject to Article 17.7(e), may transfer the unallocated Sale Shares to a third party for a price per unallocated Sale Share at least equal to the Transfer Price within a period of 6 Months (subject to any extension required for regulatory or competition clearance) from the Allocation Notice.

(e)

The right of the Seller to transfer Shares under Article 17.7(d) does not apply if the Board (disregarding any votes of Directors nominated by the Shareholder who has issued or is deemed to have issued the Transfer Notice or any other Shareholder with whom such Shareholder is Connected) is of the opinion on reasonable grounds that:

(i)	the transferee is a Competitor;

(ii)	the sale of the unallocated Sale Shares is not being made bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

(iii)	the Seller has failed or refused to provide promptly information available to it or him and reasonably requested by the Board for the purpose of enabling it to form the opinion mentioned above.

17.8

Any Sale Shares offered under this Article 17 to a Major Shareholder may be accepted in full or part only by an Affiliate of that Major Shareholder, a Member of the same Fund Group as that Major Shareholder or a Member of the same Group as that Major Shareholder in accordance with the terms of this Article 17.

18.	VALUATION OF SHARES

18.1

If no Transfer Price can be agreed between the Seller and the Board in accordance with the provisions of Article 17 or otherwise then, on the date of failing agreement, the Board shall appoint an expert valuer in accordance with Article 18.2 (the “Expert Valuer”) to certify the Fair Value of the Sale Shares.

18.2	The Expert Valuer will be either:

(a)	the Auditors; or

(b)

(if otherwise agreed by the Board an independent firm of chartered accountants to be agreed between the Board (disregarding any votes of Directors nominated by the Seller or any other Shareholder with whom such Seller is Connected) and the Seller) and the Seller or failing agreement not later than the date ten (10) Business Days after the date of service of the Transfer Notice to be nominated by the then President of the Institute of Chartered Accountants in England and Wales on the application of either party and approved by the Company.

18.3	The “Fair Value” of the Sale Shares shall be determined by the Expert Valuer on the following assumptions and bases:

(a)	valuing the Sale Shares as on an arm’s-length sale between a willing seller and a willing buyer;

(b)	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)	that the Sale Shares are capable of being transferred without restriction;

(d)

valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Sale Shares; and

(e)	reflect any other factors which the Expert Valuer reasonably believes should be taken into account.

18.4	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner it shall in its absolute discretion think fit.

18.5	The Expert Valuer shall be requested to determine the Fair Value within twenty (20) Business Days of its appointment and to notify the Board of its determination.

18.6	The Expert Valuer shall act as expert and not as arbitrator and its determination shall be final and binding on the parties (in the absence of fraud or manifest error).

18.7

The Board will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to the Expert Valuer agreeing to such confidentiality provisions as the Board may reasonably request.

18.8	The Expert Valuer shall deliver its certificate to the Company. As soon as the Company receives the certificate it shall deliver a copy of it to the Seller.

18.9

The cost of obtaining the certificate shall be paid by the Company unless the Fair Value of the Sale Shares certified by the Expert Valuer is at least five per cent (5%) less than the price (if any) offered by the Board to the Seller for the Sale Shares before the Expert Valuer was instructed, in which case the Seller shall bear the cost.

19.	COMPULSORY TRANSFERS – GENERAL

19.1

A person entitled to a Share in consequence of the bankruptcy of a Shareholder shall be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Board (disregarding any votes of Directors nominated by the bankrupt Shareholder or any other Shareholder with whom such Shareholder is Connected).

19.2

If a Share remains registered in the name of a deceased Shareholder for longer than one (1) year after the date of his death the Board may require the legal personal representatives of that deceased Shareholder either:

(a)	to effect a Permitted Transfer of such Shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

(b)	to show to the satisfaction of the Board that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased Shareholder.

If either requirement in this Article 19.2 shall not be fulfilled to the satisfaction of the Board a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that, the Board may otherwise determine.

19.3

If a Shareholder which is a company, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets (other than as part of a bona fide restructuring or reorganisation), the relevant Shareholder (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the Shares held by the relevant Shareholder and its Permitted Transferees save to the extent that, and at a time, the Board (disregarding any votes of Directors nominated by the Shareholder who suffers or resolves for the appointment of a liquidator or any other Shareholder with whom such Shareholder is Connected) may determine.

19.4

If there is a change in control (as control is defined in section 1124 of the CTA 2010) of any Shareholder which is a company or partnership, it shall be bound at any time, if and when required in writing by the Board to do so, to give (or procure the giving in the case of a nominee) a Transfer Notice in respect of all the Shares registered in its and their names and their respective nominees’ names save that, in the case of the Permitted Transferee, it shall first be permitted to transfer those Shares back to the Original Shareholder from whom it received its Shares or to any other Permitted Transferee before being required to serve a Transfer Notice. This Article 19.4 shall not apply to a Shareholder that is an Investor.

20.	RIGHT OF FIRST OFFER

20.1

Save where the provisions of Articles 3.5, 16, 17, 22 and/or 23 apply, or in the case of a transfer pursuant to an IPO, any transfer of Shares by a Shareholder shall be subject to a right of first offer by the Major Shareholders as contained in this Article 20.

20.2

Subject to Article 20.1, a Shareholder who wishes to transfer Equity Shares (a “ROFO Seller”) shall before transferring or agreeing to transfer any Equity Shares give notice in writing (a “ROFO Notice”) to the Company and the Major Shareholders specifying:

(a)	the number of Equity Shares which he wishes to transfer (the “ROFO Shares”); and

(b)	the terms of the irrevocable offer that may be made by each Major Shareholder to purchase the ROFO Shares on such terms.

20.3

Within twenty (20) Business Days after the date of delivery of the ROFO Notice (the “ROFO Period”), each Major Shareholder (alone or together with any other Major Shareholders) may make one or more binding irrevocable offers (subject to any mandatory regulatory approval and competition clearance being obtained) to purchase all but not less than all of the ROFO Shares on the terms set forth in the ROFO Notice by serving a written notice which includes the cash amount of consideration per ROFO Share or the formula by which such cash consideration is to be determined (the “First Offer Notice”) to the ROFO Seller(s) (each Major Shareholder(s) delivering such First Offer Notice, a “ROFO Purchaser(s)”).

20.4

Within ten (10) Business Days after the end of the ROFO Period, the Seller may inform the ROFO Purchaser(s) who proposed the highest offer, by written notice of its acceptance of the First Offer Notice, if any. If no First Offer Notice is accepted by the ROFO Seller, the ROFO Seller shall thereafter be free to transfer the Sale Shares to any person at a purchase price above the highest price set forth in a First Offer Notice received by the Seller until the date which is six (6) Months (subject to any extension required for regulatory or competition clearance) after the date of the ROFO Notice. In case the highest offer being offered by more than one ROFO Purchaser(s) on the same terms, the Seller may sell in such way and proportions as agreed between the Seller and such ROFO Purchasers (or may sell all ROFO Shares to one (1) ROFO Purchaser).

20.5

If a Shareholder has not served a First Offer Notice that complies with the above requirements, including the applicable time periods, it shall be deemed to have waived all its rights to purchase such ROFO Shares under such ROFO Notice. If the Major Shareholders do not deliver a First Offer Notice or waive their right to purchase the ROFO Shares, then the ROFO Seller shall thereafter be free to transfer the ROFO Shares to any prospective buyer at any price until the date which is six (6) Months after the date of the ROFO Notice (subject to any extension required for regulatory or competition clearance where a firm agreement to transfer the ROFO Shares has been entered into by the ROFO Seller and the prospective buyer within such six (6) Months).

20.6

If the ROFO Seller fails to comply with the provisions of this Article 20, the Board (disregarding any votes of Directors nominated by the ROFO Seller or with any other Shareholder with whom such ROFO Seller is Connected) may refuse to register the transfer to a third party and the ROFO Seller shall be deemed to have given a Transfer Notice.

20.7

The right of the ROFO Seller to transfer the ROFO Shares to a third party under Articles 20.4 and 20.5 does not apply if the Board (disregarding any votes of Directors nominated by the ROFO Seller or any other Shareholder with whom such ROFO Seller is Connected) is of the opinion on reasonable grounds that the transferee is a Competitor (or an Associate of a Competitor).

20.8

Any ROFO Shares offered under this Article 20 to a Major Shareholder may be accepted in full or part only by an Affiliate or Permitted Transferee of that Major Shareholder in accordance with the terms of this Article 20.

21.	MANDATORY OFFER ON A CHANGE OF CONTROL

21.1

Except in the case of Permitted Transfers and transfers pursuant to Article 19, after going through the right of first offer procedure in Article 20, the provisions of Article 21.2 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions any Equity Shares (the “Proposed Transfer”) which would, if put into effect, result in any Proposed Purchaser (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company.

21.2

A Proposed Seller must, before making a Proposed Transfer procure the making by the Proposed Purchaser of an offer (the “Offer”) to the other Shareholders to acquire all of the Equity Shares for a consideration per class of Share that is at least equal to the highest price per class of Share offered or paid by the Proposed Purchaser, or any person Acting in Concert with the Proposed Purchaser, in the Proposed Transfer or in any related previous transaction in the twelve (12) Months preceding the date of the Proposed Transfer (or otherwise implied by that price per class of Shares) provided that and having regard, for the purposes of this Article 21, it being acknowledged that Shares of different classes may be transferable at different prices, such price per class of Share being a sum equal to that to which they would be entitled if the consideration payable by the Proposed Purchaser to the Proposed Seller were used to determine the valuation of the entire issued share capital of the Company and such valuation was then allocated as between the Shares in accordance with Articles 5 and 5.2

.21.3

The Offer must be given by written notice (a “Proposed Sale Notice”) at least ten (10) Business Days (the “CoC Offer Period”) prior to the proposed sale date (“Proposed Sale Date”). The Proposed Sale Notice must set out, to the extent not described in any accompanying documents, the identity of the Proposed Purchaser, the purchase price and other terms and conditions of payment, the Proposed Sale Date and the number of Shares proposed to be purchased by the Proposed Purchaser.

21.4

If any other holder of Equity Shares is not given the rights accorded to him by this Article, the Proposed Seller(s) will not be entitled to complete its/their sale and the Company will not register any transfer intended to carry that sale into effect.

21.5

If the Offer is accepted by any Shareholder (an “Accepting Shareholder”) within the CoC Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the Shares held by Accepting Shareholders.

21.6	The Proposed Transfer is subject to the right of first offer provisions of Article 20 but the purchase of the Accepting Shareholders’ shares shall not be subject to Article 20.

22.	CO-SALE RIGHT

22.1

No transfer (other than a Permitted Transfer or a transfer pursuant to an IPO) of any Employee’s Shares may be made or validly registered unless the relevant selling Shareholder and any Permitted Transferee of that selling Shareholder (each a “Selling Shareholder”) shall have observed the following procedures of this Article or an Investor Majority Consent and a Medicxi Consent has determined that this Article 22 shall not apply to such transfer.

22.2

After the Selling Shareholder has gone through the right of first offer process set out in Article 20, the Selling Shareholder shall give to each Major Shareholder (excluding any Major Shareholder who is an Employee) (an “Equity Holder”) not less than fifteen (15) Business Days’ notice in advance of the proposed sale (a “Co-Sale Notice”). The Co-Sale Notice shall specify:

(a)	the identity of the proposed purchaser (the “Buyer”);

(b)	the price per share which the Buyer is proposing to pay;

(c)	the manner in which the consideration is to be paid;

(d)	the number of Equity Shares which the Selling Shareholder proposes to sell; and

(e)	the address where the counter-notice should be sent.

For the purposes of this Article 22, it is acknowledged that Shares of different classes will be transferable at different prices, such price per class of Share being a sum equal to that to which they would be entitled if the consideration payable by the Buyer to the Selling Shareholder were used to determine the valuation of the entire issued share capital of the Company and such valuation was then allocated as between the Shares in accordance with Articles 5 and 6.

22.3

Each Equity Holder shall be entitled, within five (5) Business Days after receipt of the Co-Sale Notice, to notify the Selling Shareholder that they wish to sell a certain number of Equity Shares held by them at the proposed sale price, by sending a counter-notice which shall specify the number of Equity Shares which such Equity Holder wishes to sell. The maximum number of shares which an Equity Holder can sell under this procedure shall be:

where:

X = the number of Equity Shares held by the Equity Holder;

Y = the total number of Equity Shares held by the Equity Holders;

Z = the number of Equity Shares the Selling Shareholder proposes to sell.

Any Equity Holder who does not send a counter-notice within such five (5) Business Day period shall be deemed to have specified that they wish to sell no Shares.

22.4

Following the expiry of five (5) Business Days from the date the Equity Holders receive the Co-Sale Notice, the Selling Shareholder shall be entitled to sell to the Buyer on the terms notified to the Equity Holders a number of Shares not exceeding the number specified in the Co-Sale Notice less any Shares which Equity Holders have indicated they wish to sell, provided that at the same time the Buyer (or another person) purchases from the Equity Holders the number of shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder from the Buyer.

22.5

No sale by the Selling Shareholder shall be made pursuant to any Co-Sale Notice more than three (3) Months after service of that Co-Sale Notice (as such period may be extended for purposes of obtaining antitrust and/or regulatory clearances in connection with such sale where a firm agreement to transfer the relevant Shares has been entered into by the Selling Shareholder and the prospective buyer within such three (3) Months).

22.6	Sales made in accordance with this Article 22 shall not be subject to Article 20.

23.	DRAG-ALONG

23.1

If an Investor Majority together with the Medicxi Shareholders (the “Selling Shareholder(s)”) wish to transfer all their interest in Shares (the “Sellers’ Shares”) to a Proposed Purchaser, the Selling Shareholder(s) shall have the option (the “Drag Along Option”) to compel each other holder of Shares (each a “Called Shareholder” and together the “Called Shareholders”) to sell and transfer all their Shares to the Proposed Purchaser or as the Proposed Purchaser shall direct (the “Drag Purchaser”) in accordance with the provisions of this Article.

23.2

The Selling Shareholder(s) may exercise the Drag Along Option by giving a written notice to that effect (a “Drag Along Notice”) to the Company, which the Company shall forthwith copy to the Called Shareholders at any time before the transfer of the Sellers’ Shares to the Drag Purchaser. A Drag Along Notice shall specify that:

(a)	the Called Shareholders are required to transfer all their Shares (the “Called Shares”) under this Article;

(b)	the person to whom they are to be transferred;

(c)	the consideration (whether in cash or otherwise) for which the Called Shares are to be transferred (calculated in accordance with this Article);

(d)	the proposed date of transfer, and

(e)	the form of any sale agreement or form of acceptance or any other document of similar effect that the Called Shareholders are required to sign in connection with such sale (the “Sale Agreement”),

(and, in the case of paragraphs 23.2(b), 23.2(c) and 23.2(d) above, whether actually specified or to be determined in accordance with a mechanism described in the Drag Along Notice). No Drag Along Notice or Sale Agreement may require a Called Shareholder to agree to any terms except those specifically provided for in this Article.

23.3

Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers’ Shares by the Selling Shareholder(s) to the Drag Purchaser within sixty (60) Business Days after the date of service of the Drag Along Notice (as such period may be extended for purposes of obtaining antirust and/or regulatory clearances in connection with such sale where a firm agreement to transfer the Sellers’ Shares has been entered into by the Selling Shareholders and the Drag Purchaser within such sixty (60) Business Day period). The Selling Shareholder(s) shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

23.4

The consideration (in cash or otherwise) for which the Called Shareholders shall be obliged to sell each of the Called Shares shall be that to which they would be entitled if the total consideration proposed to be paid, allotted or transferred by the Drag Purchaser (which shall include any consideration (in cash or otherwise) paid or payable by the Drag Purchaser or any other person Acting in Concert with the Drag Purchaser, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the Shares) were distributed to the holders of the Called Shares and the Sellers’ Shares in accordance with the provisions of Articles 5 and 6 (the “Drag Consideration”) (provided that any discharge by the Drag Purchaser of any costs of sale shall not for these purposes be treated as part of the consideration per Share offered by the Drag Purchaser if such discharge has been agreed to by the Selling Shareholder(s)). Where the consideration (or any part thereof) is non-cash consideration, any valuation of such consideration applicable to the consideration payable to the Selling Shareholder(s) shall also be applicable to the consideration payable to the Called Shareholders. The Drag Consideration may be subject to an adjustment (on the basis of completion accounts or another similar mechanism) on the same terms as the consideration payable to the Drag Shareholders.

23.5

In respect of a transaction that is the subject of a Drag Along Notice and with respect to any Drag Document, a Called Shareholder shall only be obliged to undertake to transfer his Shares with full title guarantee (and provide an indemnity for lost certificate in a form acceptable to the Board if so necessary) in receipt of the Drag Consideration when due and shall not be obliged to give warranties or indemnities except a warranty as to capacity to enter into a Drag Document and the full title guarantee of the Shares held by such Called Shareholder. A Called Shareholder shall not be obliged to contribute to any escrow or holdback amounts unless and to the extent that the Selling Shareholder(s) give the same contribution in respect of such escrow or holdback amounts shared between all Shareholders pro rata to their entitlement to the proceeds of Sale pursuant to Article 23.4 and the overall liability of each Shareholder in respect of such warranties and indemnities is capped at the value of the consideration received by such Shareholder and shall be several, and not joint or joint and several with any other Shareholder. A Called Shareholder is not required to agree (unless such Called Shareholder is an Employee Shareholder) to any restrictive covenant (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale). Any sale and purchase agreement which any Director is authorised to sign pursuant to Article 23.9 may contain warranties and/or indemnities from each Called Shareholder on the basis set out in this Article.

23.6

Within three (3) Business Days of the Company copying the Drag Along Notice to the Called Shareholders (or such later date as may be specified in the Drag Along Notice) (the “Drag Completion Date”), each Called Shareholder shall deliver:

(a)	duly executed stock transfer form(s) for its Shares in favour of the Drag Purchaser;

(b)	the relevant share certificate(s) (or a duly executed indemnity for lost share certificate in a form acceptable to the Board) to the Company; and

(c)	the duly executed Sale Agreement, if applicable, in the form specified in the Drag Along Notice or as otherwise specified by the Company,

together the “Drag Documents”, and each a “Drag Document”.

23.7

On the Drag Completion Date, the Company shall pay or transfer to each Called Shareholder, on behalf of the Drag Purchaser, the Drag Consideration that is due to the extent the Drag Purchaser has paid, allotted or transferred such consideration to the Company. The Company’s receipt of the Drag Consideration shall be a good discharge to the Drag Purchaser. Following the Company’s receipt of the Drag Consideration, but pending its payment or transfer to the Called Shareholder, the Company shall hold the Drag Consideration in trust for each of the Called Shareholders without any obligation to pay interest until its payment or transfer to the Called Shareholder.

23.8

To the extent that the Drag Purchaser has not, on the Drag Completion Date, paid, allotted or transferred the Drag Consideration that is due to the Company, the Called Shareholders shall be entitled to the immediate return of the Drag Documents for the relevant Shares and the Called Shareholders shall have no further rights or obligations under this Article 22 in respect of their Shares.

23.9

If a Called Shareholder fails to deliver the Drag Documents for its Shares to the Company by the Drag Completion Date, the Company and each Director shall be constituted the agent of such defaulting Called Shareholder to take such actions and enter into any Drag Document or such other agreements or documents as are necessary to effect the transfer of the Called Shareholder’s Shares pursuant to this Article 23 and the Board shall, if requested by the Drag Purchaser, authorise any Director to transfer the Called Shareholder’s Shares on the Called Shareholder’s behalf to the Drag Purchaser to the extent the Drag Purchaser has, by the Drag Completion Date, paid, allotted or transferred the Drag Consideration to the Company for the Called Shareholder’s Shares offered to him. The Board shall then authorise registration of the transfer once appropriate stamp duty (if required) has been paid. The defaulting Called Shareholder shall surrender his share certificate for his Shares (or suitable executed indemnity) to the Company. On surrender, he shall be entitled to the Drag Consideration due to him.

23.10	Any transfer of Shares to a Drag Purchaser pursuant to a sale in respect of which a Drag Along Notice has been duly served shall not be subject to the provisions of Article 20.

23.11

On any person, following the issue of a Drag Along Notice, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder in respect of the Shares so acquired immediately upon that acquisition on the same terms as the previous Drag Along Notice, and the New Shareholder shall then be bound to sell and transfer all Shares so acquired to the Drag Purchaser and the provisions of this Article 23 shall apply with the necessary changes to the New Shareholder except that completion of the sale of the Shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

Asset Sale

23.12

In the event that an Asset Sale is approved by the holders of an Investor Majority and a Medicxi Consent, such consenting Shareholders shall have the right, by notice in writing to all other Shareholders, to require such Shareholders to take any and all such actions as it may be necessary for Shareholders to take in order to give effect to or otherwise implement such Asset Sale, subject always to the proceeds from such Asset Sale being distributed to Shareholders in accordance with the provisions of Articles 5 and 6.

24.	GENERAL MEETINGS

24.1

If the Board is required by the Shareholders under section 303 of the Act to call a general meeting, the Board shall convene the meeting for a date not later than twenty eight (28) daysafter the date on which the Board became subject to the requirement under section 303 of the Act.

24.2

At all duly called general meetings, Shareholders holding, or Qualifying Persons representing the holders of, more than fifty per cent (50%) in nominal value of the Equity Shares shall constitute a quorum for the approval of the resolution. In case general meetings called resolve upon any matter requiring Investor Majority Consent and/or Medicxi Consent pursuant to these Articles and/or the Shareholders’ Agreement, the quorum shall also include the Investor Majority and/or Medicxi Shareholders, as applicable. The provisions of section 318 of the Act shall not apply to the Company. Subject to matters requiring Investor Majority Consent and/or Medicxi Consent pursuant to these Articles (and in particular including but not limited to the matters set forth in Part 1 and Part 2 of Annex A, as applicable, to these Articles) and/or the Shareholders’ Agreement, questions arising at any general meeting shall be decided by a majority of votes.

24.3

If any two or more Shareholders (or Qualifying Persons representing two or more Shareholders) attend the meeting in different locations, the meeting shall be treated as being held at the location specified in the notice of the meeting, save that if no one is present at that location so specified, the meeting shall be deemed to take place where the largest number of Qualifying Persons is assembled or, if no such group can be identified, at the location of the chairman.

24.4

In addition to the persons listed in article 44(1) of the Model Articles, any one person having the right to vote may demand a poll. If a demand for a poll is withdrawn under article 44(3) of the Model Articles, the demand shall not be taken to have invalidated the result of a show of hands declared before the demand was made and the meeting shall continue as if the demand had not been made.

24.5

Polls must be taken in such manner as the chairman directs. A poll demanded on the election of a chairman or on a question of adjournment must be held immediately. A poll demanded on any other question must be held either immediately or at such time and place as the chairman directs not being more than fourteen (14) days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

24.6

No notice need be given of a poll not held immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven (7) clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

24.7

If the poll is to be held more than forty eight (48) hours after it was demanded the Shareholders shall be entitled to deliver proxy notices in respect of the poll at any time up to 24 hours before the time appointed for taking that poll. In calculating that period, no account shall be taken of any part of a day that is not a Business Day.

25.	PROXIES

25.1

Paragraph (c) of article 45(1) of the Model Articles shall be deleted and replaced by the words: “is signed by or on behalf of the shareholder appointing the proxy and accompanied by the authority under which it is signed (or a certified copy of such authority or a copy of such authority in some other way approved by the directors)”.

25.2	The instrument appointing a proxy and any authority under which it is signed or a certified copy of such authority or a copy in some other way approved by the Directors may:

(a)

be sent or supplied in hard copy form, or (subject to any conditions and limitations which the Board may specify) in electronic form, to the registered office of the Company or to such other address (including electronic address) as may be specified for this purpose in the notice convening the meeting or in any instrument of proxy or any invitation to appoint a proxy sent or supplied by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(b)	be delivered at the meeting or adjourned meeting at which the person named in the instrument proposes to vote to the chairman or to the company secretary or to any Director; or

(c)

in the case of a poll, be delivered at the meeting at which the poll was demanded to the chairman or to the company secretary or to any Director, or at the time and place at which the poll is held to the Chairman or to the company secretary or to any Director or scrutineer, and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid.

26.	DIRECTORS’ BORROWING POWERS

The Board may (where required) exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures, debenture stock and other securities as security for any debt, liability of obligation of the Company or of any third party.

27.	ALTERNATE DIRECTORS

27.1

Notwithstanding any provision of these Articles to the contrary, any person appointed as a Director (other than any person who is an executive director of the Company) (the “Appointor”) may (with approval of the Board (disregarding the vote of the Appointor)) appoint any Director or any other person as he thinks fit to be his alternate Director to:

(a)	exercise that Director’s powers; and

(b)	carry out that Director’s responsibilities in relation to the taking of decisions by the Board in the absence of the alternate’s Appointor.

The appointment of an alternate Director shall not require approval by a resolution of the Board.

27.2

Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the Appointor, or in any other manner approved by the Board (disregarding the vote of the Appointor).

27.3	The notice must:

(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the Director giving the notice.

27.4

An alternate Director may act as an alternate to more than one Director and has the same rights, in relation to any Directors’ meeting (including as to notice) or Directors’ written resolution, as the alternate’s Appointor.

27.5	Except as these Articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be Directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their Appointors; and

(d)	are not deemed to be agents of or for their Appointors,

and, in particular (without limitation), each alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his Appointor is a member.

27.6	A person who is an alternate Director but not a Director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s Appointor is not participating); and

(b)	may sign a Directors’ written resolution (but only if his Appointor is an Eligible Director in relation to that decision, but does not participate).

No alternate may be counted as more than one (1) Director for such purposes.

27.7

A Director who is also an alternate Director is entitled, in the absence of his Appointor, to a separate vote on behalf of each Appointor, in addition to his own vote on any decision of the Board (provided that his Appointor is an Eligible Director in relation to that decision).

27.8

An alternate Director is not entitled to receive any remuneration from the Company for serving as an alternate Director, except such part of the alternate’s Appointor’s remuneration as the Appointor may direct by notice in writing made to the Company.

27.9	An alternate Director’s appointment as an alternate shall terminate:

(a)	when the alternate’s Appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)

on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s Appointor, would result in the termination of the Appointor’s appointment as a Director;

(c)	on the death of the alternate’s Appointor; or

(d)	when the alternate’s Appointor’s appointment as a Director terminates.

28.	NUMBER OF DIRECTORS

Unless and until the Board shall otherwise determine by Investor Majority Consent and Medicxi Consent, the number of Directors shall not be more than nine (9).

29.	APPOINTMENT OF DIRECTORS

29.1	In addition to the powers of appointment under article 17(1) of the Model Articles:

(a)

the Investors (excluding the Medicxi Shareholders) shall be entitled to nominate and maintain in office two (2) natural persons to act as Directors (and as a member of each and any committee of the Board) and to remove any Director(s) so appointed and, upon his/their removal, whether by the Investors or otherwise, to appoint another Director(s) in his/their place. The Investors (excluding the Medicxi Shareholders) shall be entitled to remove their nominated Director(s) so appointed at any time and appoint another person(s) to act in his/their place. The Investors (excluding the Medicxi Shareholders) agreed that:

(i)	the Lead Investor shall be entitled to nominate and maintain in office one (1) Investor Director; and

(ii)	the Investor Majority (excluding Medicxi and disregarding the A Preferred Shares held by them) shall be entitled to nominate and maintain in office one (1) Investor Director;

(b)

the Medicxi Shareholders shall be entitled to nominate and maintain in office two (2) natural persons to act as Directors (and as a member of each and any committee of the Board) and to remove any Director(s) so appointed and, upon his/their removal, whether by the Medicxi Shareholders or otherwise, to appoint another Director(s) in his/their place. The Medicxi Shareholders shall be entitled to remove its nominated Directors so appointed at any time thereof and appoint another person(s) to act in his/their place;

(c)

the Board shall be entitled to nominate the person acting as CEO as a Director. In the event that such person ceases to be the CEO, the Board shall remove such person as a Director and appoint such person then acting as CEO as a Director; and

(d)

the Medicxi Shareholders and/or the Lead Investor, as applicable, shall be entitled to nominate and maintain in office four (4) natural independent persons to act as Directors (and as a member of each and any committee of the Board) and to remove any Director(s) so appointed by them and, upon his/their removal, whether by the Medicxi Shareholders and/or the Lead Investor, as applicable, or otherwise, to appoint another Director(s) in his/their place. It is agreed that:

(i)	the Medicxi Shareholders shall be entitled to nominate and maintain in office one (1) Independent Director;

(ii)	the Lead Investor shall be entitled to nominate and maintain in office one (1) Independent Director; and

(iii)	the Medicxi Shareholders and the Lead Investor shall together be entitled to nominate and maintain in office two (2) Independent Directors.

29.2

An appointment or removal of a Director under Articles 29.1(a) to 29.1(d) will take effect at and from the time when the written notice is received at the registered office of the Company or produced to a meeting of the Board (or any committee of the Board).

29.3

Each Director shall be entitled at his request to be appointed to any committee of the Board established from time to time and to the board of directors (or any committee of the board of directors) of any Subsidiary Undertaking.

29.4	The Medicxi Shareholders shall have the right to designate one (1) of the Medicxi Directors to be the chairman of the Board.

30.	DISQUALIFICATION OF DIRECTORS

In addition to that provided in article 18 of the Model Articles, the office of a Director shall also be vacated if:

(a)	he is convicted of a criminal offence (other than a minor motoring offence) and the other Directors resolve that his office be vacated; or

(b)	in the case of any Director appointed pursuant to Article 29.1, if the appointing person no longer has the right to appoint a Director and the other Directors resolve that his office be vacated.

31.	PROCEEDINGS OF DIRECTORS

31.1

The quorum for Directors’ meetings shall be five (5) Directors, which must include the CEO, the Investor Director appointed by the Lead Investor and at least one (1) Medicxi Director (to extent that such a director has been appointed) (save that where a Relevant Interest of a Director is being authorised by other Directors in accordance with section 175(5)(a) of the Act, such Director and any other interested Director shall not be included in the quorum required for the purpose of such authorisation but shall otherwise be included for the purpose of forming the quorum at the meeting). If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the Directors present at such meeting. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed and those present shall constitute the quorum. For the avoidance of doubt, to the extent a resolution of the Directors relates to a matter that requires Investor Majority Consent and/or Medicxi Consent, as applicable, pursuant to these Articles and/or the Shareholders’ Agreement, such resolution shall be passed subject to the relevant consent(s) being obtained.

31.2

In the event that a meeting of the Directors is attended by a Director who is acting as an alternate for one (1) or more other Directors, the Director or Directors for who he is the alternate shall be counted in the quorum despite their absence, and if on that basis there is a quorum the meeting may be held despite the fact (if it is the case) that only one (1) Director is physically present.

31.3

If all the Directors participating in a meeting of the Directors are not physically in the same place, the meeting shall be deemed to take place where the largest group of participators in number is assembled. In the absence of a majority the location of the chairman shall be deemed to be the place of the meeting.

31.4

Notice of a Directors’ meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

31.5

Provided (if these Articles so require) that he has declared to the Directors, in accordance with the provisions of these Articles, the nature and extent of his interest (and subject to any restrictions on voting or counting in a quorum imposed by the Directors in authorising a Relevant Interest), a Director may vote at a meeting of the Directors or of a committee of the Directors on any resolution concerning a matter in which he has an interest, whether a direct or an indirect interest, or in relation to which he has a duty and shall also be counted in reckoning whether a quorum is present at such a meeting.

31.6

Subject to matters requiring Investor Majority Consent and/or Medicxi Consent and/or Investor Director Consent pursuant to these Articles (and in particular including but not limited to the matters set forth in Part 1, Part 2 and Part 3 of Annex A, as applicable, to these Articles), the Shareholders’ Agreement or the Subscription Agreement, questions arising at any meeting of the Directors shall be decided by a majority of votes. The votes of the Medicxi Directors shall be weighted so that if only one (1) Medicxi Director is present at any meeting of the Board or committee of the Board, such Medicxi Director shall be able to exercise two (2) votes. In the case of any equality of votes, the Chairman shall have a second or casting vote.

31.7

A decision of the Directors may take the form of a resolution in writing, where each Eligible Director has signed one or more copies of it, or to which each Eligible Director has otherwise indicated agreement in writing (including, without limitation, confirmation given by electronic means). Reference in article 7(1) of the Model Articles to article 8 of the Model Articles shall be deemed to include a reference to this Article also.

32.	DIRECTORS’ INTERESTS

Specific interests of a Director

32.1

Subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors in accordance with the provisions of these Articles and the Act, the nature and extent of his interest, a Director may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest of the following kind:

(a)

where a Director (or a person Connected with him) is party to or in any way directly or indirectly interested in, or has any duty in respect of, any existing or proposed contract, arrangement or transaction with the Company or any other undertaking in which the Company is in any way interested;

(b)

where a Director (or a person Connected with him) is a director, employee or other officer of, or a party to any contract, arrangement or transaction with, or in any way interested in, any body corporate promoted by the Company or in which the Company is in any way interested;

(c)

where a Director (or a person Connected with him) is a shareholder in the Company or a shareholder in, employee, director, member or other officer of, or consultant to, a Parent Undertaking of, or a Subsidiary Undertaking of a Parent Undertaking of, the Company;

(d)

where a Director (or a person Connected with him) holds and is remunerated in respect of any office or place of profit (other than the office of auditor) in respect of the Company or body corporate in which the Company is in any way interested;

(e)

where a Director is given a guarantee, or is to be given a guarantee, in respect of an obligation incurred by or on behalf of the Company or any body corporate in which the Company is in any way interested;

(f)

where a Director (or a person Connected with him or of which he is a member or employee) acts (or any body corporate promoted by the Company or in which the Company is in any way interested of which he is a director, employee or other officer may act) in a professional capacity for the Company or any body corporate promoted by the Company or in which the Company is in any way interested (other than as auditor) whether or not he or it is remunerated for this;

(g)	an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest; or

(h)	any other interest authorised by ordinary resolution.

Interests of an Investor Director

32.2

In addition to the provisions of Article 32.1, subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors in accordance with the provisions of these Articles, the nature and extent of his interest, where a Director is an Investor Director he may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest arising from any duty he may owe to, or interest he may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or direct or indirect investor (including without limitation by virtue of a carried interest, remuneration or incentive arrangements or the holding of securities) in:

(a)	an Investor;

(b)	a Fund Manager which advises or manages an Investor;

(c)	any of the funds advised or managed by a Fund Manager who advises or manages an Investor from time to time; or

(d)

another body corporate or firm in which a Fund Manager who advises or manages an Investor or any fund advised or managed by such Fund Manager has directly or indirectly invested, including without limitation any portfolio companies.

Accountability of any benefit and validity of a contract

32.3

In any situation permitted by this Article 32 (save as otherwise agreed by him) a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from that situation and no such contract, arrangement or transaction shall be avoided on the grounds of any such interest or benefit.

Terms and conditions of Board authorisation

32.4

Any authority given in accordance with section 175(5)(a) of the Act in respect of a Director (“Interested Director”) who has proposed that the Board authorises his interest (“Relevant Interest”) pursuant to that section may, for the avoidance of doubt:

(a)	be given on such terms and subject to such conditions or limitations as may be imposed by the authorising Directors as they see fit from time to time, including, without limitation:

(i)	restricting the Interested Director from voting on any resolution put to a meeting of the Directors or of a committee of the Directors in relation to the Relevant Interest;

(ii)	restricting the Interested Director from being counted in the quorum at a meeting of the Directors or of a committee of the Directors where such Relevant Interest is to be discussed; or

(iii)	restricting the application of the provisions in Articles 32.6 and 32.7, so far as is permitted by law, in respect of such Interested Director;

(b)	be withdrawn, or varied at any time by the Directors entitled to authorise the Relevant Interest as they see fit from time to time; and

an Interested Director must act in accordance with any such terms, conditions or limitations imposed by the authorising Directors pursuant to section 175(5)(a) of the Act and this Article 32.

Terms and conditions of Board authorisation for an Investor Director

32.5

Notwithstanding the other provisions of this Article 32, it shall not (save with the Board) be made a condition of any authorisation of a matter in relation to that Investor Director in accordance with section 175(5)(a) of the Act, that he shall be restricted from voting or counting in the quorum at any meeting of, or of any committee of the Directors or that he shall be required to disclose, use or apply confidential information as contemplated in Article 32.8.

Director’s duty of confidentiality to a person other than the Company

32.6

Subject to Article 32.7 (and without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this Article 32), if a Director, otherwise than by virtue of his position as Director, receives information in respect of which he owes a duty of confidentiality to a person other than the Company, he shall not be required:

(a)	to disclose such information to the Company or to any Director, or to any officer or employee of the Company; or

(b)	otherwise to use or apply such confidential information for the purpose of or in connection with the performance of his duties as a Director.

32.7

Where such duty of confidentiality arises out of a situation in which a Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 32.6 shall apply only if the conflict arises out of a matter which falls within Article 32.1 or Article 32.2 or has been authorised under section 175(5)(a) of the Act.

Additional steps to be taken by a Director to manage a conflict of interest

32.8

Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director shall take such additional steps as may be necessary or desirable for the purpose of managing such conflict of interest, including compliance with any procedures laid down from time to time by the Directors for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the Directors for the purpose of or in connection with the situation or matter in question, including without limitation:

(a)	absenting himself from any discussions, whether in meetings of the Directors or otherwise, at which the relevant situation or matter falls to be considered; and

(b)

excluding himself from documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for him to have access to such documents or information.

Requirement of a Director is to declare an interest

32.9

Subject to section 182 of the Act, a Director shall declare the nature and extent of any interest permitted by Article 32.1 or Article 32.2 at a meeting of the Directors, or by general notice in accordance with section 184 (notice in writing) or section 185 (general notice) of the Act or in such other manner as the Directors may determine, except that no declaration of interest shall be required by a Director in relation to an interest:

(a)	falling under Article 32.1(g);

(b)

if, or to the extent that, all of the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

(c)

if, or to the extent that, it concerns the terms of his service contract (as defined by section 227 of the Act) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these Articles.

Shareholder approval

32.10

Subject to section 239 of the Act, the Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a contravention of any provisions of this Article 32.

32.11	For the purposes of this Article 32:

(a)	a conflict of interest includes a conflict of interest and duty and a conflict of duties; and

(b)

a general notice to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

33.	NOTICES

33.1

Subject to the requirements set out in the Act, any notice given or document sent or supplied to or by any person under these Articles, or otherwise sent by the Company under the Act, may be given, sent or supplied:

(a)	in hard copy form;

(b)	in electronic form; or

(c)	partly by one of these means and partly by another of these means.

Notices shall be given and documents supplied in accordance with the procedures set out in the Act, except to the extent that a contrary provision is set out in this Article 33.

Notices in hard copy form

33.2	Any notice or other document in hard copy form given or supplied under these Articles may be delivered or sent by first class post (airmail if overseas):

(a)	to the Company or any other company at its registered office;

(b)	to the address notified to or by the Company for that purpose;

(c)	in the case of an intended recipient who is a member or his legal personal representative or trustee in bankruptcy, to such member’s address as shown in the Company’s register of members;

(d)	in the case of an intended recipient who is a Director or alternate, to his address as shown in the register of Directors;

(e)	to any other address to which any provision of the Companies Acts (as defined in the Act) authorises the document or information to be sent or supplied; or

(f)

where the Company is the sender, if the Company is unable to obtain an address falling within one of the addresses referred to in 33.2(a) to 33.2(e) above, to the intended recipient’s last address known to the Company.

33.3	Any notice or other document in hard copy form given or supplied under these Articles shall be deemed to have been served and be effective:

(a)	if delivered, at the time of delivery; or

(b)	if posted, on receipt or forty eight (48) hours after the time it was posted, whichever occurs first.

Notices in electronic form

33.4	Subject to the provisions of the Act, any notice or other document in electronic form given or supplied under these Articles may:

(a)	if sent by email (provided that an address for email has been notified to or by the Company for that purpose), be sent by the relevant form of communication to that address;

(b)	if delivered or sent by first class post (airmail if overseas) in an electronic form (such as sending a disk by post), be so delivered or sent as if in hard copy form under Article 33.2; or

(c)

be sent by such other electronic means (as defined in section 1168 of the Act) and to such address(es) as the Company may specify by notice (in hard copy or electronic form) to all members of the Company from time to time.

33.5	Any notice or other document in electronic form given or supplied under these Articles shall be deemed to have been served and be effective:

(a)	if sent by email (where an address for email has been notified to or by the Company for that purpose), on receipt or 48 hours after the time it was sent, whichever occurs first;

(b)	if posted in an electronic form, on receipt or 48 hours after the time it was posted, whichever occurs first;

(c)	if delivered in an electronic form, at the time of delivery; and

(d)	if sent by any other electronic means as referred to in Article 33.4(c), at the time such delivery is deemed to occur under the Act.

33.6

Where the Company is able to show that any notice or other document given or sent under these Articles by electronic means was properly addressed with the electronic address supplied by the intended recipient, the giving or sending of that notice or other document shall be effective notwithstanding any receipt by the Company at any time of notice either that such method of communication has failed or of the intended recipient’s non-receipt.

General

33.7

In the case of joint holders of a Share all notices shall be given to the joint holder whose name stands first in the register of members of the Company in respect of the joint holding (the “Primary Holder”). Notice so given shall constitute notice to all the joint holders.

33.8

Anything agreed or specified by the Primary Holder in relation to the service, sending or supply of notices, documents or other information shall be treated as the agreement or specification of all the joint holders in their capacity as such (whether for the purposes of the Act or otherwise).

34.	INDEMNITIES AND INSURANCE

34.1	Subject to the provisions of and so far as may be permitted by, the Act:

(a)

every Director or other officer of the Company (excluding the Company’s auditors) shall be entitled to be indemnified by the Company (and the Company shall also be able to indemnify directors of any associated company (as defined in section 256 of the Act)) out of the Company’s assets against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, provided that no Director or director of any associated company is indemnified by the Company against:

(i)	any liability incurred by the director to the Company or any associated company; or

(ii)

any liability incurred by the Director or director of any associated company to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature; or

(iii)	any liability incurred by a Director or a director of any associated company:

(A)	in defending any criminal proceedings in which he is convicted;

(B)	in defending civil proceedings brought by the Company or any associated company in which final judgment (within the meaning set out in section 234 of the Act) is given against him; or

(C)	in connection with any application under sections 661(3) or 661(4) or 1157 of the Act (as the case may be) for which the court refuses to grant him relief,

save that, in respect of a provision indemnifying a director of a company (whether or not the Company) that is a trustee of an occupatonal pension scheme (as that term is used in section 235 of the Act) against liability incurred in connection with that company’s activities as trustee of the scheme, the Company shall also be able to indemnify any such director without the restrictions in Articles 34.1(a)(i), 34.1(a)(iii)(B) and 34.1(a)(iii)(C) applying;

(b)

the Board may exercise all the powers of the Company to purchase and maintain insurance for any such Director or other officer against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company, or any associated company including (if he is a director of a company which is a trustee of an occupational pension scheme) in connection with that company’s activities as trustee of an occupational pension scheme.

34.2

The Company shall (at the cost of the Company) effect and maintain for each Director or director of any associated company policies of insurance insuring each Director against risks in relation to his office as each director may reasonably specify including without limitation, any liability which by virtue of any rule of law may attach to him in respect of any negligence, default of duty or breach of trust of which he may be guilty in relation to the Company.

35.	SECRETARY

Subject to the provisions of the Act, the Board may appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

36.	LIEN

36.1

The Company shall have a first and paramount lien (the “Company’s Lien”) over every Share (whether or not a fully paid share) for all and any indebtedness of any holder of it to the Company (whether a sole holder or one of two or more joint holders), whether or not that indebtedness or liability is in respect of the Shares concerned and whether or not it is presently payable.

36.2	The Company’s Lien over a Share:

(a)	shall take priority over any third party’s interest in that Share; and

(b)	extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

The Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Company’s Lien in question relates or any other Shareholder with whom such Shareholder is Connected) may at any time decide that a Share which is, or would otherwise be, subject to the Company’s Lien shall not be subject to it, either wholly or in part.

36.3	Subject to the provisions of this Article 36, if:

(a)	a notice complying with Article 36.4 (a “Lien Enforcement Notice”) has been given by the Company in respect of a Share; and

(b)	the person to whom the notice was given has failed to comply with it,

the Company shall be entitled to sell that Share in such manner as Board may decide (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Company’s Lien in question relates or any other Shareholder with whom such Shareholder is Connected).

36.4	A Lien Enforcement Notice:

(a)	may only be given by the Company in respect of a Share which is subject to the Company’s Lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)	must specify the Share concerned;

(c)	must require payment of the sum payable within fourteen (14) days of the notice;

(d)	must be addressed either to the holder of the Share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and

(e)	must state the Company’s intention to sell the Share if the notice is not complied with.

36.5	Where any Share is sold pursuant to this Article 36:

(a)

the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Company’s Lien in question relates or any other Shareholder with whom such Shareholder is Connected) may authorise any person to execute an instrument of transfer of the Share to the purchaser or a person nominated by the purchaser; and

(b)

the transferee shall not be bound to see to the application of the consideration, and the transferee’s title shall not be affected by any irregularity in or invalidity of the process leading to the sale.

36.6	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)	first, in payment of so much of the sum for which the lien exists as was payable at the date of the Lien Enforcement Notice;

(b)

secondly, to the person entitled to the Share at the date of the sale, but only after the certificate for the Share sold has been surrendered to the Company for cancellation or an indemnity for lost certificate in a form acceptable to the Board has been given for any lost certificate, and subject to a lien equivalent to the Company’s Lien for any money payable (whether or not it is presently payable) as existing upon the Share before the sale in respect of all Shares registered in the name of that person (whether as the sole registered holder or as one of several joint holders) after the date of the Lien Enforcement Notice.

36.7

A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been sold to satisfy the Company’s Lien on a specified date:

(a)	shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)	subject to compliance with any other formalities of transfer required by these Articles or by law, shall constitute a good title to the Share.

37.	CALL NOTICES

37.1

Subject to these Articles and the terms on which Shares are allotted, the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Call Notice in question relates or any other Shareholder with whom such Shareholder is Connected) may send a notice (a “Call Notice”) to a Shareholder who has not fully paid for that Shareholder’s Share(s) requiring the Shareholder to pay the Company a specified sum of money (a “call”) which is payable to the Company by that Shareholder when the Board decides to send the Call Notice.

37.2	A Call Notice:

(a)

may not require a Shareholder to pay a call which exceeds the total sum unpaid on that Shareholder’s Shares (whether as to the Share’s nominal value or any sum payable to the Company by way of premium);

(b)	shall state when and how any call to which it relates is to be paid; and

(c)	may permit or require the call to be paid by instalments.

37.3	A Shareholder shall comply with the requirements of a Call Notice, but no Shareholder shall be obliged to pay any call before fourteen (14) days have passed since the Call Notice was sent.

37.4

Before the Company has received any call due under a Call Notice the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the Call Notice in question relates or any other Shareholder with whom such Shareholder is Connected) may:

(a)	revoke it wholly or in part; or

(b)	specify a later time for payment than is specified in the Call Notice, by a further notice in writing to the Shareholder in respect of whose Shares the call is made.

37.5

Liability to pay a call shall not be extinguished or transferred by transferring the Shares in respect of which it is required to be paid. Joint holders of a Share shall be jointly and severally liable to pay all calls in respect of that Share.

37.6	Subject to the terms on which Shares are allotted, the Board may, when issuing Shares, provide that Call Notices sent to the holders of those Shares may require them to:

(a)	pay calls which are not the same; or

(b)	pay calls at different times.

37.7

A Call Notice need not be issued in respect of sums which are specified, in the terms on which a Share is issued, as being payable to the Company in respect of that Share (whether in respect of nominal value or premium):

(a)	on allotment;

(b)	on the occurrence of a particular event; or

(c)	on a date fixed by or in accordance with the terms of issue.

37.8

If the due date for payment of such a sum as referred to in Article 37.7 has passed and it has not been paid, the holder of the Share concerned shall be treated in all respects as having failed to comply with a Call Notice in respect of that sum, and shall be liable to the same consequences as regards the payment of interest and forfeiture.

37.9	If a person is liable to pay a call and fails to do so by the Call Payment Date (as defined below):

(a)

the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the intended forfeiture relates or any other Shareholder with whom such Shareholder is Connected) may issue a notice of intended forfeiture to that person; and

(b)	until the call is paid, that person shall be required to pay the Company interest on the call from the Call Payment Date at the Relevant Rate (as defined below).

37.10	For the purposes of Article 37.9:

(a)

the “Call Payment Date” shall be the time when the call notice states that a call is payable, unless the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the call in question relates or any other Shareholder with whom such Shareholder is Connected) gives a notice specifying a later date, in which case the “Call Payment Date” is that later date;

(b)	the “Relevant Rate” shall be:

(i)	the rate fixed by the terms on which the Share in respect of which the call is due was allotted;

(ii)

such other rate as was fixed in the Call Notice which required payment of the call, or has otherwise been determined by the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the call relates or any other Shareholder with whom such Shareholder is Connected); or

(iii)	if no rate is fixed in either of these ways, five per cent (5%) a year,

provided that the Relevant Rate shall not exceed by more than five (5) percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998(a).

37.11

The Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the call in question relates or any other Shareholder with whom such Shareholder is Connected) may waive any obligation to pay interest on a call wholly or in part.

37.12

The Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the payment in question relates or any other Shareholder with whom such Shareholder is Connected) may accept full payment of any unpaid sum in respect of a Share despite payment not being called under a Call Notice.

38.	FORFEITURE OF SHARES

38.1	A notice of intended forfeiture:

(a)	may be sent in respect of any Share for which there is an unpaid sum in respect of which a call has not been paid as required by a Call Notice;

(b)	shall be sent to the holder of that Share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(c)

shall require payment of the call and any accrued interest and all expenses that may have been incurred by the Company by reason of such non-payment by a date which is not fewer than fourteen (14) days after the date of the notice;

(d)	shall state how the payment is to be made; and

(e)	shall state that if the notice is not complied with, the Shares in respect of which the call is payable will be liable to be forfeited.

38.2

If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, then the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the intended forfeiture in question relates or any other Shareholder with whom such Shareholder is Connected) may decide that any Share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited Shares and not paid before the forfeiture.

38.3	Subject to these Articles, the forfeiture of a Share extinguishes:

(a)	all interests in that Share, and all claims and demands against the Company in respect of it; and

(b)	all other rights and liabilities incidental to the Share as between the person whose Share it was prior to the forfeiture and the Company.

38.4	Any Share which is forfeited in accordance with these Articles:

(a)

shall be deemed to have been forfeited when the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the forfeiture in question relates or any other Shareholder with whom such Shareholder is Connected) decide that it is forfeited;

(b)	shall be deemed to be the property of the Company; and

(c)

may be sold, re-allotted or otherwise disposed of as the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the forfeiture in question relates or any other Shareholder with whom such Shareholder is Connected) think fit.

38.5	If a person’s Shares have been forfeited then:

(a)	the Company shall send that person notice that forfeiture has occurred and record it in the register of members;

(b)	that person shall cease to be a Shareholder in respect of those Shares;

(c)	that person shall surrender the certificate for the Shares forfeited to the Company for cancellation;

(d)

that person shall remain liable to the Company for all sums payable by that person under these Articles at the date of forfeiture in respect of those Shares, including any interest (whether accrued before or after the date of forfeiture); and

(e)

the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the forfeiture in question relates or any other Shareholder with whom such Shareholder is Connected) shall be entitled to waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

38.6

At any time before the Company disposes of a forfeited Share, the Board (disregarding any votes of Directors nominated by the Shareholder to whose Share(s) the forfeiture in question relates or any other Shareholder with whom such Shareholder is Connected) shall be entitled to decide to cancel the forfeiture on payment of all calls and interest and expenses due in respect of it and on such other terms as they think fit.

38.7

If a forfeited Share is to be disposed of by being transferred, the Company shall be entitled to receive the consideration for the transfer and the Board shall be entitled to authorise any person to execute the instrument of transfer.

38.8	A statutory declaration by a Director or the company secretary that the declarant is a Director or the company secretary and that a Share has been forfeited on a specified date:

(a)	shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

(b)	subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the Share.

38.9

A person to whom a forfeited Share is transferred shall not be bound to see to the application of the consideration (if any) nor shall that person’s title to the Share be affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the Share.

38.10

If the Company sells a forfeited Share, the person who held it prior to its forfeiture shall be entitled to receive the proceeds of such sale from the Company, net of any commission, and excluding any sum which:

(a)	was, or would have become, payable; and

(b)	had not, when that Share was forfeited, been paid by that person in respect of that Share,

but no interest shall be payable to such a person in respect of such proceeds and the Company shall not be required to account for any money earned on such proceeds.

39.	SURRENDER OF SHARES

39.1	A Shareholder shall be entitled to surrender any Share:

(a)	in respect of which the Board issues a notice of intended forfeiture;

(b)	which the Board forfeits; or

(c)	which has been forfeited.

39.2	The Board shall be entitled to accept the surrender of any such Share.

39.3	The effect of surrender on a Share shall be the same as the effect of forfeiture on that Share.

39.4	The Company shall be entitled to deal with a Share which has been surrendered in the same way as a Share which has been forfeited.

40.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

40.1	The Board may, if authorised to do so by an ordinary resolution:

(a)

decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)

appropriate any sum which they so decide to capitalise (a “Capitalised Sum”) to such Shareholders and in such proportions as the Board may in their absolute discretion deem appropriate (the “Shareholders Entitled”).

40.2	Article 36 of the Model Articles shall not apply to the Company.

40.3	Capitalised Sums may be applied on behalf of such Shareholders and in such proportions as the Board may (in its absolute discretion, in good faith and with Investor Majority Consent) deem appropriate.

40.4

Any Capitalised Sum may be applied in paying up new Shares up to the nominal amount (or such amount as is unpaid) equal to the Capitalised Sum, which are then allotted and credited as fully paid to the Shareholders Entitled or as they may direct.

40.5

A Capitalised Sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are allotted credited as fully paid to the Shareholders Entitled or as they may direct.

40.6	Subject to these Articles the Board may:

(a)	apply Capitalised Sums in accordance with Articles 40.4 and 40.5 partly in one way and partly another;

(b)	make such arrangements as they think fit to deal with Shares or debentures becoming distributable in fractions under this Article 40; and

(c)

authorise any person to enter into an agreement with the Company on behalf of all of the Shareholders Entitled which is binding on them in respect of the allotment of Shares or debentures under this Article 40.

41.	LOCK UP

41.1

Other than the sale of any Shares: (a) to an underwriter pursuant to an underwriting agreement; (b) acquired by a Shareholder in the Company’s IPO; or (c) acquired by a Holder in the secondary market following the IPO, no Shareholder shall, without the prior written consent of the Company’s underwriters, during the period commencing on the date of the final offering document relating to an IPO and ending on the date specified by the Board (not to exceed twelve (12) Months for Shareholders with respect to their Ordinary Shares, save that for Investors such period shall not exceed one hundred and eighty (180) days with respect to any Ordinary Shares that have resulted from the conversion of the A Preferred Shares):

(a)

to the extent required by the Company’s underwriters or by the Board, retain such number of their shares in the Company held at the time of the IPO for such period after IPO as is required by the applicable rules of the relevant exchange or otherwise determined by the Board (which if determined by the Board shall not exceed twelve (12) Months);

(b)

end, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares held immediately prior to the effectiveness of the registration statement for the IPO or issued pursuant to any outstanding options or contingent value right outstanding immediately prior to the effectiveness of the registration statement for the IPO; or

(c)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares,

whether or not any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

41.2

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares (and transferees and assignees thereof) until the end of such restricted period.

41.3

Each Shareholder shall enter into a separate lock-up agreement in a form approved by an Investor Majority Consent and a Medicxi Consent in respect of the IPO if and to the extent required by the Company’s underwriters in order to facilitate the IPO. If any Shareholder fails to comply with the provisions of this Article, the Company shall be constituted the agent of each defaulting Shareholder for taking such actions as are necessary to effect the lock-up and the Board (disregarding any votes of Directors nominated by the defaulting Shareholder or any other Shareholder with whom such Shareholder is Connected) may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the lock-up, including, without limitation, a lock-up agreement, in a form approved by an Investor Majority Consent and a Medicxi Consent.

42.	IPO

42.1

In the event the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent has resolved to pursue an IPO, each Shareholder shall take all steps necessary or desirable to implement such IPO on such terms as are approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent, including (without limitation):

(a)

consenting to, voting for, raising no objections to and waiving any applicable rights as are necessary or desirable (in the opinion of the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent) to:

(i)

undertake a capital reduction of the Company which is necessary or desirable as part of the re-registration as a public listed company referred to in Article 42.1(a)(ii) below or as otherwise approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent, provided that such action does not:

(A)	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(B)	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(C)	cause an Investor to be in violation of any applicable laws or regulations;

(ii)	re-register the Company as a public listed company (if applicable);

(iii)	undertake any: (A) consolidation; (B) consolidation and sub-division; (C) sub-division; and/or (D) redesignation of any or all of the share capital of the Company, provided that action does not:

(A)	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(B)	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(C)	cause an Investor to be in violation of any applicable laws or regulations;

(iv)

adopt with effect from the Admission Date new articles of association of the Company, depending on which entity is the subject of the IPO in a form appropriate for a listed public company (in each case in such form as determined by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent);

(v)	make all applications needed to a relevant investment exchange to apply for the listing or registration of any shares in the Company; and

(vi)

giving effect to any general meeting (including any annual general meeting) of the Company to be held in connection with the IPO being held on short notice provided that each Investor has been given at least five (5) Business Days’ notice of the meeting or attends in person or proxy; and

(b)

the entry into an underwriting agreement by the Company, any Shareholder who is selling in the IPO and the underwriters on terms approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties) and with Investor Majority Consent and Medicxi Consent and any such Shareholder, it being agreed that no Shareholder shall be required to sell any securities in an IPO unless it wishes to do so.

42.2	The Board shall not require any Investor (and no Investor shall be required) to take any action pursuant to this Article 42 which would:

(a)	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(b)	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(c)	cause an Investor to be in violation of any applicable laws or regulations.

43.	PROVISIONS APPLICABLE TO SHARES HELD BY APPLICABLE PERSONS

43.1

Each Employee and each Permitted Transferee of any Employee (an “Applicable Person”) appoints any Director from time to time of the Company as its agent (the “Agent”) with full power and authority in its name or otherwise, and on its behalf (but subject to the limitations set out in Article 43.3), to do and perform all acts and things, receive notice of and to approve, execute or sign and deliver in its name all agreements, consents, resolutions, forms or documents in respect of the Applicable Person’s Shares which the Agent in his absolute discretion considers necessary or desirable in connection with:

(a)	the sale of all or any of the Applicable Person’s Shares as part of a Share Sale;

(b)	compliance with his obligations under Article 23 following the service of a Drag Along Notice;

(c)	the conversion of any Employee Shares into Deferred Shares in accordance with these Articles, an IPO Vesting Agreement and/or a Share Restriction Agreement;

(d)	any reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by Articles 39, 41 and 42);

(e)	an IPO; or

(f)

any other reorganisation of the Company or any of its Parent or Subsidiary Undertakings which the Agent considers in his sole discretion should involve the transfer, sale or cancellation of all or any of the Shares held by such Applicable Person, together with all matters ancillary to such a transaction (an “Agency Event”), where the proposed Agency Event has been approved in accordance with these Articles and the Investors are also participating in the substance of the transaction relating to the relevant Agency Event.

43.2	Without limiting the generality of Article 43.1 above, the Agent shall have power:

(a)	to give any warranties in respect of an Agency Event as to title to and ownership of, and the relevant person’s capacity to enter into any agreement to sell, the Shares held by such Applicable Person;

(b)

to agree the form and content of, negotiate, vary or approve, and execute, deliver and sign in the Applicable Person’s name or otherwise and on the Applicable Person’s behalf any document relating to any Agency Event, including:

(i)	a share purchase agreement in relation to the sale of the Applicable Person’s Shares; and

(ii)

any other agreements, consents, resolutions or documents whatsoever which may have to be executed by the Applicable Person in connection with the Agency Event or any other arrangements to be made in connection with the Agency Event; and

(c)	in relation to any Shares registered in the name of the Applicable Person:

(i)	to consent on the Applicable Person’s behalf to the holding of any general meeting or class meeting of the Company at short notice; and

(ii)

to receive notice of, attend and vote on the Applicable Person’s behalf in favour of any resolution proposed at any general meeting or class meeting of the Company or to receive and sign any written resolution of the Company, in each case in which the Agent in his or her absolute discretion considers to be necessary or desirable in connection with an Agency Event.

43.3	Notwithstanding any provision of Articles 43.1 and 43.2 to the contrary, the powers and authority granted under Articles 43.1 and 43.2 shall be subject to the following limitations:

(a)

the only warranties that may be given by the Agent on the Applicable Person’s behalf in respect of his, her or its Shares shall be as to the Applicable Person’s title to and ownership of his Shares and the Applicable Person’s capacity to enter into any agreement to sell such Shares;

(b)

no indemnities shall be given by the Agent through the exercise of Articles 43.1 and 43.2 (except for any indemnity as may be required to be given to the Company on an Agency Event arising as a consequence of the Applicable Person’s failure to produce a share certificate in respect of any of his Shares or which are also required to be given by the Investors as part of any purchase price or related payment provisions (provided that in the case of any purchase price indemnities these are in the same form for all shareholders));

(c)

any matter to be undertaken on behalf of an Applicable Person by an Agent under Articles 43.1 and 43.2 must be within the scope of the approval given by Investor Majority Consent and must not diminish the rights of that Applicable Person to any material extent save as expressly provided for in these Articles (and, for the avoidance of doubt, the sale of an Applicable Person’s Shares shall not be regarded as any diminution in the rights of that Applicable Person);

(d)

the exercise of the powers granted under Articles 43.1 and 43.2 shall not authorise the Agent to assume any obligation on the Applicable Person’s behalf (or vote in favour of any resolution on the Applicable Person’s behalf) that might reasonably be considered materially adverse to the Applicable Person’s interests (taking account of the nature of the underlying transaction and the Applicable Person’s shareholding in the Company); and

(e)	the Agent shall have no authority to enter into any restrictive covenant on the Applicable Person’s behalf.

43.4

Without limiting Articles 43.1 and 43.2 above, the Agent shall also have the power to do and perform all acts and things and to approve, execute or sign and deliver in the Applicable Person’s name all documents, resolutions, consents, forms or agreements which the Agent in his absolute discretion considers necessary or desirable in connection with the transfer of all or any of the Applicable Person’s Shares to a nominee or from one nominee to another nominee.

44.	PFIC COVENANT

44.1

The Company shall make due inquiry with a “Big Four” accounting firm at least annually, and in any event no later than thirty (30) days following the end of the Company’s taxable year, regarding the status of the Company or any of its Subsidiaries as a PFIC. If the Company or any such Subsidiary becomes a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) (a “PFIC”), or if the Company determines there is a likelihood of the Company or any such Subsidiary being a PFIC for any taxable year, the Company shall (i) promptly notify the Shareholders of such status or risk, as the case may be, and (ii) following the end of each taxable year of the Company or applicable Subsidiary (but in no event later than ninety (90) days following the end of such taxable year), provide the Shareholders the necessary information to accurately prepare their (or any of the Shareholder’s Partners’) United States tax returns and comply with any other reporting requirements, including information necessary with respect to the timely making and maintenance of a “qualified electing fund” election as defined in Section 1295 of the Code, with respect to the Company and any of its Subsidiaries and any related “PFIC Annual Information Statement” as described under regulations promulgated by the United States Department of the Treasury and the Internal Revenue Service under the Code in Section 1.1295-1(g) or any successor thereto. For purposes of this Article, the term “Partners” shall mean the partners or members of a Shareholder, as applicable, and any direct or indirect equity owners of such partners or members.

44.2

The Company and each Subsidiary will use commercially reasonable efforts to review any alterations, proposed to be undertaken after the date hereof, of (i) the legal organizational structure of the Company and its Subsidiaries or (ii) any U.S. tax elections and accounting methods available to the Company and its Subsidiaries with a view to avoid classification as a PFIC for any year, provided, however, that neither the Company nor any Subsidiary shall be required to take any action as a result of such review that would not be consistent, in the good faith assessment of the Company or any of its Subsidiaries, with the business operations or objectives of the Company and its Subsidiaries (including any cost-saving objectives, such as reducing tax leakage for the Company or any of its Subsidiaries).

Annex A – Matters requiring Investor Majority Consent and/or Medicxi Consent

PART 1: Matters Requiring Investor Majority Consent

1.	Create, allot or issue any shares or equity securities convertible into or exercisable for shares of the Company ranking pari passu with or senior to the A Preferred Shares.

2.	Create, allot or issue any shares or equity securities convertible into or exercisable for shares in any Subsidiary.

3.

Redeem or repurchase any shares or equity securities convertible into or exercisable for shares of the Company or any Subsidiary, except in accordance with these Articles and/or in respect of any shares originally issued out of the Incentivisation Plan or pursuant to any employee incentive scheme.

4.	Permit or cause to be proposed any alteration or waiver of any of the rights attaching to the A Preferred Shares.

5.	Permit or cause to be proposed any amendment to these Articles or any organizational documents of the Subsidiaries, in each case which is adverse to the Investors.

6.	Any IPO, except for a Qualified IPO.

7.	Propose, declare or pay any dividend or propose, declare or make any other distribution (as defined under section 1000 or section 1064 of the CTA 2010).

8.

Any issuance, assumption, incurrence or guarantee of any material indebtedness by the Company or any of Group Company in excess of threshold(s) set out the detailed operating budget and cash flow forecast in respect of each Financial Year (the “Budget”).

9.	Any transaction amounting to a Share Sale with respect to the Company only prior to the third anniversary of Completion, unless the cash price per A Preferred Share is equal to twice the Issue Price.

10.	Any sale, lease, license or other disposition of assets outside the ordinary course of business, including for any transaction amounting to a Share Sale or Asset Sale with respect to any Subsidiary.

11.

Any acquisition by the Company or any of its Subsidiaries of the business or assets of another person (including through the entry into of a joint venture or strategic alliance) in excess of threshold(s) set out in the Budget.

12.

Entry into or variation of any transaction or arrangement with, or for the benefit of any of its Directors or Shareholders or any other person who is a connected person with any of its Directors or Shareholders, other than any transactions or arrangements with any Employees entered into in the ordinary course, including (without limitation) any transactions or arrangements entered into in connection with any grant or award of incentivisation from the Incentivisation Plan.

13.	Any agreement or understanding relating to or governing the compensation of, or payments to, and the hiring or termination of, the CEO or any prospective CEO.

14.	Any amendment to the Incentivisation Plan or increase of the incentives available thereunder, or entry into or adoption of any other equity incentive plan or arrangement.

15.	Adopting the initial Budget or amending the Budget (if any such amendments would constitute a change of more than twenty per cent (20%) of any relevant line item when compared to the initial Budget).

16.	Incurring any capital expenditure in excess of $1 million that are not specifically included in the Budget.

17.	Making any change to:

(a)

the material accounting policies, bases or methods set out in the financial accounts of the Company or any of its Subsidiaries (other than as recommended by the auditors of the Company or the Subsidiaries);

(b)	the matters listed in this Part 1 of this Annex A; or

(c)	the domicile or tax classification of the Company or any of its Subsidiaries.

18.	Increase or decrease the authorised size of the Board.

PART 2: Matters Requiring Medicxi Consent

1.	Any IPO, except for a Qualified IPO.

2.	Propose, declare or pay any dividend or propose, declare or make any other distribution (as defined under section 1000 or section 1064 of the CTA 2010).

3.	Any sale, lease, licence or other disposition of assets outside the ordinary course of business, including for any transaction amounting to a Share Sale or Asset Sale with respect to any Subsidiary.

4.

Any acquisition by the Company or any of its Subsidiaries of the business or assets of another person (including through the entry into of a joint venture or strategic alliance) in excess of threshold(s) set out in the Budget.

5.	Any agreement or understanding relating to or governing the compensation of, or payments to, and the hiring or termination of, the CEO or any prospective CEO.

6.

Create, allot, issue, buy-in or redeem any share or loan capital or grant or agree to grant any options or warrants for the issue of any share or loan capital or issue any securities convertible into shares, except in accordance with the Incentivisation Plan or any otherwise required in accordance with these Articles.

7.	Any transaction amounting to a Share Sale with respect to the Company.

PART 3: Matters requiring Investor Director Consent

1.	Adoption or any amendments to the Budget.